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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Rewards Network Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

April 2, 2010

Fellow Stockholders:

Please accept my personal invitation to attend the 2010 Annual Meeting of Stockholders of Rewards Network Inc., which will be held on Tuesday, May 18, 2010, at 10:00 a.m. (local time). The meeting will be held at Two North Riverside Plaza, 24th Floor Conference Center, Chicago, Illinois. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

We hope that you will attend the meeting. However, whether or not you plan to attend the meeting, please vote your shares by phone or via the Internet, if available, or if a proxy card accompanies this Proxy Statement, please complete, date, sign and return the accompanying proxy card as soon as possible. It is important that your shares be represented at the meeting.

YOUR VOTE IS IMPORTANT.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Rewards Network. We look forward to seeing you at the meeting.

Sincerely yours,

Ronald L. Blake
President and Chief Executive Officer

REWARDS NETWORK INC.

TWO NORTH RIVERSIDE PLAZA, SUITE 950

CHICAGO, ILLINOIS 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2010

To the Stockholders of

Rewards Network Inc.:

The 2010 Annual Meeting of Stockholders of Rewards Network Inc. will be held at Two North Riverside Plaza, 24th Floor Conference Center, Chicago, Illinois on Tuesday, May 18, 2010, at 10:00 a.m. (local time) for the following purposes:

(1)	To elect seven directors;

(2)	To consider and vote upon the ratification of the appointment of Rewards Network’s independent registered public accounting firm for 2010; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement, which is attached.

Stockholders who hold shares of common stock of Rewards Network, par value $0.02 per share, at the close of business on March 22, 2010 are entitled to receive notice of, and to vote at, the meeting and at any adjournment or postponement thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE 2010 ANNUAL MEETING, WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO VOTE THEIR SHARES BY PHONE OR VIA THE INTERNET, IF AVAILABLE, OR IF A PROXY CARD ACCOMPANIES THIS PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT AT THE 2010 ANNUAL MEETING.

By Order of the Board of Directors,

Roya Behnia
Secretary

Chicago, Illinois

April 2, 2010

REWARDS NETWORK INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2010

INTRODUCTION

This Proxy Statement is being furnished to stockholders of Rewards Network Inc., a Delaware corporation (“Rewards Network”), in connection with the solicitation of proxies by the Board of Directors for use at the 2010 Annual Meeting of Stockholders to be held at Two North Riverside Plaza, 24th Floor Conference Center, Chicago, Illinois on Tuesday, May 18, 2010, at 10:00 a.m. (local time) and at any adjournment or postponement thereof (the “2010 Annual Meeting”).

This Proxy Statement and the accompanying proxy card are first being sent or given to Rewards Network’s stockholders on or about April 8, 2010.

Purposes of the Meeting

The purposes of the meeting are as follows:

1. To elect seven directors;

2. To consider and vote upon the ratification of the appointment of Rewards Network’s independent registered public accounting firm for 2010; and

3. To transact such other business as may properly come before the 2010 Annual Meeting or any adjournment or postponement thereof.

Record Date; Shares Entitled to Vote

The Board of Directors has fixed the close of business on March 22, 2010 as the record date for the 2010 Annual Meeting. Only stockholders who hold shares of common stock of Rewards Network, par value $0.02 per share (“Common Stock”), at the close of business on the record date are entitled to receive notice of, and to vote at, the 2010 Annual Meeting. Each stockholder is entitled to one vote at the 2010 Annual Meeting for each share of Common Stock held by that stockholder at the close of business on the record date. Rewards Network’s stockholders are not entitled to any cumulative voting rights.

Outstanding Shares

As of March 22, 2010, there were 8,693,881 shares of Common Stock outstanding and entitled to vote at the 2010 Annual Meeting.

Quorum; Abstentions and Broker Non-Votes; Vote Required; Method for Counting Votes

A quorum of stockholders is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of the majority of the outstanding shares of Common Stock entitled to vote at the 2010 Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum is present, abstentions will be considered present and entitled to vote, but broker non-votes will not be considered present and entitled to vote.

Directors will be elected by a plurality of the votes cast. Approval of any other matter as may properly come before the 2010 Annual Meeting will require the affirmative vote of a majority of the votes cast with respect to such matter, except as may otherwise be provided in Rewards Network’s Certificate of Incorporation or By-Laws, by the rules of the NASDAQ Stock Market or by law.

Rewards Network’s transfer agent will tabulate votes cast by proxy at the 2010 Annual Meeting, and an inspector of election will tabulate votes cast in person at the 2010 Annual Meeting.

Voting by Proxy

Proxies are being solicited on behalf of and at the direction of the Board of Directors. All shares of Common Stock represented by properly executed proxies will be voted at the 2010 Annual Meeting in accordance with the instructions made on the proxies, unless such proxies have previously been revoked.

When voting to elect directors, stockholders have three options:

•	vote “FOR” all seven nominees,

•	“WITHHOLD” authority to vote for all seven nominees, or

•	vote “FOR” all nominees except as indicated.

When voting on the ratification of Rewards Network’s independent auditors, stockholders again have three options:

•	vote “FOR” the ratification of the appointment of Rewards Network’s independent registered public accounting firm for 2010,

•	vote “AGAINST” the ratification of the appointment of Rewards Network’s independent registered public accounting firm for 2010, or

•	abstain from voting on the ratification of the appointment of Rewards Network’s independent registered public accounting firm for 2010.

If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Proxies without Instructions

If a proxy card is signed and dated by a stockholder of Rewards Network but does not include instructions on how to vote, the persons named on the proxy card will follow the recommendations of the Board of Directors and vote the shares represented by the proxy card as follows:

•	“FOR” the election of all seven nominees for director,

•	“FOR” the ratification of the appointment of Rewards Network’s independent registered public accounting firm for 2010.

Revocation of Proxies

If shares are registered in a stockholder’s name, the stockholder’s proxy may be revoked at any time:

•	by delivering a written notice of revocation to the Secretary of Rewards Network at any time before the proxy is exercised,

•	by executing another proxy that bears a later date, which is voted at the 2010 Annual Meeting or any adjournment or postponement thereof, or

•	by voting in person at the 2010 Annual Meeting or any adjournment or postponement thereof.

Attendance at the 2010 Annual Meeting in and of itself does not revoke a prior proxy.

If a stockholder’s shares are held in “street name,” the stockholder must contact such stockholder’s broker to revoke the proxy.

Solicitation of Proxies

All expenses with respect to this solicitation will be paid by Rewards Network. After the initial mailing of this Proxy Statement, directors, officers and other employees of Rewards Network may solicit proxies in person, by telephone, by facsimile or other electronic means. Rewards Network does not reimburse its directors, officers or employees for soliciting proxies. Rewards Network reimburses brokers and other nominees for reasonable expenses incurred in sending materials to and obtaining voting instructions from their principals.

The extent to which proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. Stockholders are encouraged to submit their proxies without delay.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Board of Directors proposes for election as directors of Rewards Network the following nominees: Donald J. Liebentritt, Ronald L. Blake, Raymond A. Gross, F. Philip Handy, Marc C. Particelli, Michael J. Soenen and Mark R. Sotir, each of whom is currently a director of Rewards Network.

Nominees for Election

The following table contains information as of March 22, 2010 relating to the nominees for election to the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve as a director of Rewards Network. If a nominee is unwilling or unable to serve as a director of Rewards Network, the persons named on the proxy card will vote for the other nominees and may vote for a substitute for such nominee. The Board of Directors may also choose to reduce the number of directors to be elected at the 2010 Annual Meeting.

There are no family relationships among the nominees or between the nominees and any of Rewards Network’s executive officers. Also, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is to be selected as a director or nominee.

Name	Business Experience, Other Public Company Directorships Held Since 2005, Age, Company Board of Director Committee Memberships and Period Served as a Director of Rewards Network
Donald J. Liebentritt Chairman

Mr. Liebentritt is an Executive Vice President and Chief Legal Officer of Tribune Company, a media company operating businesses in publishing, interactive and broadcasting, since May 2008. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. He is also a Senior Advisor with Equity Group Investments, L.L.C., or EGI, a private investment firm. He was President of EGI from 2000 through 2005. He is the President and a member of the Board of Managers of Chai Trust Company, LLC, an Illinois registered trust company, and a director of WRS Holding Company, an environmental remediation services company.

Public Company Directorships Since 2005: Adams Respiratory Therapeutics, Inc. (2005 - 2008)

Age: 59

Director since: 2005

Ronald L. Blake

Mr. Blake became President and Chief Executive Officer of Rewards Network in March 2005 and a director of Rewards Network in September 2005. Prior to joining Rewards Network, Mr. Blake was chairman and CEO of Willis Stein Telecommunications Acquisition Corp. since 2000. Mr. Blake currently serves as a director of VelociTel, Inc. and as trustee of Alverno College.

Age: 54

Director since: 2005

Raymond A. Gross

Mr. Gross is currently an Executive in Residence with Triton Value Partners, LLC. He was the Chief Executive Officer and a director of Security Associates International, Inc., a security alarm services provider, from August 2001 until December 2009.

Age: 60

Committees: Audit (Chair), Corporate Governance and Nominating

Director since: 2001

F. Philip Handy

Mr. Handy has been Chief Executive Officer of Strategic Industries, LLC, a private global manufacturing company, since October 2001.

Current Public Company Directorships: Anixter International Inc. and Owens Corning

Other Public Company Directorships Since 2005: WCI Communities Inc. (1999 - 2007)

Age: 65

Committees: Corporate Governance and Nominating (Chair)

Director since: 1998

Name	Business Experience, Other Public Company Directorships Held, Age, Company Board of Director Committee Memberships and Period Served as a Director of Rewards Network
Marc C. Particelli

Mr. Particelli has been Chairman of the Board of mktg, inc., formerly Coactive Marketing Group, Inc., an integrated marketing communications agency, since July 2006. Mr. Particelli also served as interim President and Chief Executive Officer of Coactive from July 2006 through October 2006. From August 2005 until March 2006, Mr. Particelli was the Chief Executive Officer of TSM Corporation, a telecommunications company serving the Hispanic market.

Current Public Company Directorships: mktg, inc. and PacificHealth Laboratories, Inc.

Age: 65

Committees: Audit, Compensation

Director since: 2008

Michael J. Soenen

Mr. Soenen is the former Chairman of the Board of Directors, President and Chief Executive Officer of FTD Group, Inc., a leading provider of floral and specialty gift products and services to consumers and retail florists, where he served in several executive positions starting in October 2002. These include: Chief Executive Officer from May 2004 through October 2008; President, Chief Executive Officer and a director of FTD, Inc., a subsidiary of FTD Group, from May 2004 through October 2008; President and Chief Operating Officer of FTD and Florists’ Transworld Delivery, Inc., also a subsidiary of FTD Group, from October 2002 to February 2004; and a director of FTD, Inc. from November 2002 to February 2004.

Current Public Company Directorships: Youbet.com, Inc. and OptionsXpress Holdings, Inc.

Other Public Company Directorships Since 2005: FTD Group, Inc. (2004 - 2008)

Age: 40

Committees: Audit, Compensation, Corporate Governance and Nominating

Director since: 2008

Mark R. Sotir

Mr. Sotir has served as a Managing Director of Equity Group Investments, L.L.C., or EGI, a privately-held investment firm, since November 2006. He manages a number of EGI’s investments, including Starwood Hotels and Resorts, and serves on the boards of directors of several portfolio companies, including: SIRVA, a provider of moving and relocation services; WRS Holding Company, an environmental remediation and construction company; MiddleBrook Pharmaceuticals, Inc., a specialty pharmaceutical company; and VIA Wines Group, a Chilean wine producer and marketer. He also served as the interim president of Tribune Interactive, a division of Tribune Company, a Chicago-based media conglomerate, from December 2007 until April 2008. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Prior to joining EGI, he was the Chief Executive Officer of Sunburst Technology Corporation, a leading independent distributor of educational software, from August 2003 to November 2006. Prior to joining Sunburst, Mark held various positions with the Budget Group, Inc., a car and truck rental business, from 1995 to February 2003, including President and Chief Operating Officer from 2000 to 2003. Budget Group, Inc. filed for protection under the United States Bankruptcy Code in July 2002. He has also held brand management and sales roles at The Coco-Cola Company, where he managed the $800 million Minute Maid orange juice business.

Current Public Company Directorships: MiddleBrook Pharmaceuticals, Inc.

Other Public Company Directorships Since 2005: Adams Respiratory Theropeutics, Inc. (2007 - 2008)

Age: 46

Committees: Compensation (Chair)

Director since: 2008

Recommendation

REWARDS NETWORK’S BOARD OF DIRECTORS RECOMMENDS THAT REWARDS NETWORK’S STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE SEVEN DIRECTOR NOMINEES.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm For 2010

The Audit Committee has selected the firm of KPMG LLP as Rewards Network’s independent registered public accounting firm for the fiscal year 2010. KPMG LLP has served as Rewards Network’s independent registered public accounting firm since the 1991 year-end audit. Stockholder ratification of the selection of KPMG LLP as Rewards Network’s independent registered public accounting firm is not required by law, by Rewards Network’s bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. In such event, the Audit Committee may retain KPMG LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Rewards Network and its stockholders.

Representatives of KPMG LLP are expected to attend the 2010 Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Fees Paid to Registered Public Accounting Firm

The aggregate fees and expenses billed for professional services rendered by KPMG LLP in 2009 and 2008 were as follows:

Type of fees	2009	2008
Audit fees	$526,000	$585,000
Audit-related fees	136,700	99,000
All other fees	1,500	1,500

	$664,200	$685,500

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees Rewards Network paid KPMG LLP for professional services for the audit of Rewards Network’s consolidated financial statements included in Rewards Network’s annual report on Form 10-K, review of the financial statements included in Rewards Network’s quarterly reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. “Audit fees” also include fees for services rendered in connection with Section 404 of the Sarbanes-Oxley Act internal controls audit work. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of Rewards Network’s financial statements and include fees for the audit of Rewards Network’s 401(k) and Profit Sharing Plan in 2009 and 2008, the transaction processing control evaluation in connection with the Statement on Auditing Standards 70 report, accounting consultations and filings made with the Securities and Exchange Commission (other than reports on Form 10-K and 10-Q). “All other fees” are fees for any products and services provided by KPMG LLP not included in the first two categories.

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Rewards Network’s independent registered public accounting firm. The policy requires specific pre-approval of all permitted services. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services performed by the independent registered public accounting firm.

Requests for pre-approval of services must be detailed as to the services to be provided and include a draft engagement letter. None of the audit-related fees and tax fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable Securities and Exchange Commission rules.

Recommendation

REWARDS NETWORK’S BOARD OF DIRECTORS RECOMMENDS THAT REWARDS NETWORK’S STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF REWARDS NETWORK‘S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES OF

THE BOARD OF DIRECTORS

In 2009, the Board of Directors held twelve meetings. Each director attended at least 75% of both the number of meetings held by the Board of Directors and any committee on which such director served during the period in which the director served on any such committee, except that Mr. Handy attended two out of four of the Audit Committee meetings during the period in which he served on the Audit Committee. A description of Rewards Network’s policy with regard to directors’ attendance at annual meetings and information regarding the number of Rewards Network’s directors who attended the 2009 Annual Meeting of Stockholders are contained in the Investor Relations section of Rewards Network’s website at investor.rewardsnetwork.com, under the Governance subsection.

Each director other than Mr. Blake, our President and Chief Executive Officer, is “independent” as defined by the listing standards of the NASDAQ Stock Market.

We have a separate Chief Executive Officer, Mr. Blake, and Chairman of the Board of Directors, Mr. Liebentritt. The Board of Directors has determined that having a separate Chief Executive Office and Chairman of the Board of Directors is appropriate for the Company because this leadership structure provides independent leadership for the Board of Directors, which the Board of Directors considers important with respect to its oversight of management, and enables the Board of Directors to fulfill its oversight responsibilities effectively.

The Board of Directors administers its risk oversight function by reviewing reports from management throughout the year, providing direction and generally overseeing the Company’s policies and processes regarding various areas related to risks facing the Company. The areas of risk that the Board of Directors reviews include allowances for unredeemable dining credits, risks related to our information technology systems and sales force productivity, risks related to our partner relationships and member activities, including privacy and security, and risks related to the impact of the economy on our business generally. The Board of Directors must directly approve dining credits purchases in excess of a specified amount in order to assure that risks related to unusually large dining credits purchases have been adequately addressed. The Board of Directors also reviews and comments on the risk factors presented in the Company’s Annual Report on Form 10-K in order to ensure that they are aware of the various risk factors affecting the Company. The Audit Committee reviews in detail the Company’s policies with respect to managing risk in our dining credits portfolio and the resulting impact on our allowance for unredeemable dining credits and generally oversees the management of the risk in our dining credits portfolio. In addition, our internal audit function and compliance department report directly to the Audit Committee on a regular basis.

The Board of Directors has three standing committees, the names and responsibilities of which are described below.

Audit Committee. The responsibilities of the Audit Committee include appointing Rewards Network’s independent registered public accounting firm, determining their compensation, overseeing Rewards Network’s accounting and financial reporting processes and controls, overseeing audits of Rewards Network’s financial statements and resolving any disagreements about financial reporting between Rewards Network’s management and Rewards Network’s independent registered public accounting firm. The Audit Committee also discusses with Rewards Network’s management and Rewards Network’s independent registered public accounting firm the accounting principles and practices used by Rewards Network and pre-approves all auditing and non-auditing services to be provided to Rewards Network by Rewards Network’s independent registered public accounting firm.

The Board of Directors has approved an Audit Committee charter. A copy of the Audit Committee charter is attached as an exhibit to this Proxy Statement and is available in the Investor Relations section of Rewards Network’s website at investor.rewardsnetwork.com, under the Governance subsection. During 2009, the Audit Committee consisted of Mr. Gross, who served as Chair during the entire year, Mr. Particelli, who served during the entire year, Mr. Handy, who served from the beginning of the year until June 26, 2009, and Mr. Soenen, who served beginning on June 26, 2009. Each member of the Audit Committee is “independent” as defined by the listing standards of the NASDAQ Stock Market. In addition, the Board of Directors has determined that Mr. Gross is an “Audit Committee financial expert” as defined by the Securities and Exchange Commission. The Audit Committee met ten times in 2009.

Compensation Committee. The Compensation Committee reviews and monitors Rewards Network’s employee and management compensation and benefit plans and policies, reviews and approves the compensation of Rewards Network’s executive officers, approves grants of equity-based compensation and recommends to the Board of Directors such changes to Rewards Network’s compensation plans and programs as the Compensation Committee determines are appropriate. In addition, the Compensation Committee reviews and approves Rewards Network’s chief executive officer’s and, as appropriate, Rewards Network’s other executive officers’ employment agreements, severance arrangements and change in control arrangements. The Compensation Committee considers recommendations from Rewards Network’s management with respect to the amount and form of executive compensation.

In the first quarter of 2010, the Compensation Committee reviewed our compensation policies and practices for our employees with respect to whether any of these policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee discussed management’s review of our compensation policies and practices and agreed with management’s conclusion that none of our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

The Board of Directors has approved a Compensation Committee charter. A copy of the Compensation Committee charter is available in the Investor Relations section of Rewards Network’s website at investor.rewardsnetwork.com, under the Governance subsection. During 2009, the Compensation Committee consisted of Mr. Sotir, who served as Chair, Mr. Particelli and Mr. Soenen. Each member of the Compensation Committee is “independent” as defined by the listing standards of the NASDAQ Stock Market. The Compensation Committee met five times in 2009.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee assists the Board of Directors by developing and recommending to the Board of Directors the corporate governance guidelines applicable to Rewards Network and providing oversight of the corporate governance affairs of the Board of Directors and Rewards Network. The Corporate Governance and Nominating Committee also assists the Board of Directors by recommending to the Board of Directors nominees for election to the Board of Directors.

The Board of Directors has approved a Corporate Governance and Nominating Committee charter. A copy of the Corporate Governance and Nominating Committee charter is available in the Investor Relations section of Rewards Network’s website at investor.rewardsnetwork.com, under the Governance subsection. During 2008, the Corporate Governance and Nominating Committee consisted of F. Philip Handy, who served as Chair, Mr. Gross and Mr. Soenen. Each member of the Corporate Governance and Nominating Committee is “independent,” as defined by the listing standards of the NASDAQ Stock Market. The Corporate Governance and Nominating Committee met three times in 2009.

SELECTION OF DIRECTOR NOMINEES

The Board of Directors is responsible for selecting director nominees and directors to fill vacancies on the Board of Directors. However, the Board of Directors has delegated to the Corporate Governance and Nominating Committee the initial screening process for the selection of new directors and the renomination of directors.

The Corporate Governance and Nominating Committee considers director candidates suggested by its members and other members of the Board of Directors, as well as management and stockholders. Once the Corporate Governance and Nominating Committee has identified a prospective nominee, the Corporate Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Corporate Governance and Nominating Committee with the recommendation of the prospective nominee, as well as the Corporate Governance and Nominating Committee’s own knowledge of the prospective nominee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional members of the Board of Directors to fill vacancies or expand the size of the Board of Directors and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Corporate Governance and Nominating Committee determines that additional consideration is warranted, it may request that a third-party search firm gather additional information about the prospective nominee’s background and experience and report its findings to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee then evaluates the prospective nominee against the criteria established by the Corporate Governance and Nominating Committee and the Board of Directors.

The Corporate Governance and Nominating Committee’s current criteria for nominating directors include the nominee’s core competencies, knowledge, experience, diversity, leadership, integrity, ability to understand Rewards Network’s business and willingness to devote adequate time to duties of the Board of Directors. The Corporate Governance and Nominating Committee considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Corporate Governance and Nominating Committee does not have a formal policy with respect to the consideration of diversity, but does consider diversity in competencies, knowledge, experience and leadership when considering a prospective nominee. In connection with this evaluation, the Corporate Governance and Nominating Committee determines whether or not to interview the prospective nominee, and if warranted, one or more members of the Corporate Governance and Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Corporate Governance and Nominating Committee makes a recommendation to the Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the Corporate Governance and Nominating Committee and after considering the prospective nominees’ core competencies, knowledge, experience, diversity, leadership, integrity, ability to understand Rewards Network’s business and willingness to devote adequate time to duties of the Board of Directors.

The Corporate Governance and Nominating Committee recommended that the Board of Directors nominate all seven incumbent directors for election at the 2010 Annual Meeting, and the Board of Directors approved this recommendation, based on the conclusion that each of these seven directors should continue to serve as a director based on their experience, qualifications, attributes and skills as described below.

Donald J. Liebentritt. Mr. Liebentritt has significant experience with the Company due to having served as Chairman since 2005. Mr. Liebentritt has demonstrated leadership of the Board of Directors during this period. Mr. Liebentritt also brings significant legal qualifications to the Board of Directors, including as chief legal officer of Tribune Company. In addition, he has experience serving as a director of several companies.

Ronald L. Blake. Mr. Blake’s perspectives as the Chief Executive Officer of the Company are essential to the Board of Directors.

Raymond A. Gross. Mr. Gross has significant experience with the Company due to having served on the Board of Directors since 2001. He has also served on the Audit Committee since 2002 and is qualified as the Audit Committee’s financial expert. Mr. Gross has substantial operational experience, having served in executive positions at various companies, including chief financial officer and chief executive officer.

F. Philip Handy. Mr. Handy is the longest-serving director of the Company, having joined the Board of Directors in 1998. Mr. Handy has substantial experience as a chief executive officer and director of public companies.

Marc C. Particelli. Mr. Particelli has significant experience in marketing, which is particularly important to the Company as it works to expand and improve its marketing services. Mr. Particelli also has substantial operating experience as an executive at several companies as well as experience serving as a director of several companies.

Michael J. Soenen. Mr. Soenen has significant operational experience, including experience with online marketing, sales force management and providing services to many thousands of independent merchants while with FTD Group, Inc. He also has experience serving as a director of several companies.

Mark R. Sotir. Mr. Sotir has significant operational experience at various companies, including as chief executive officer, as well as experience as a director of several companies.

The Corporate Governance and Nominating Committee will consider stockholders’ nominees for the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board of Directors is required to give appropriate written notice to the Secretary of Rewards Network, which must be received by Rewards Network between 45 and 75 days prior to March 22, 2011. If the date of the 2011 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 18, 2011, stockholders are required to submit a notice of nomination not later than the close of business on the later of the 90th day prior to the date of the 2011 Annual Meeting or the tenth day following the day on which the meeting date is announced.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Particelli, Mr. Soenen and Mr. Sotir served throughout 2009 and currently serve as members of the Compensation Committee. No member of the Compensation Committee is or has been an officer or employee of Rewards Network, and none had any interlocking relationship with any other entity of the type that would be required to be disclosed in this Proxy Statement.

COMMUNICATIONS WITH SECURITY HOLDERS

The Board of Directors provides a process for security holders to send communications to the Board of Directors. A description of the manner in which security holders may send communications to the Board of Directors and a description of Rewards Network’s process for determining which communications will be relayed to the members of the Board of Directors is available in the Investor Relations section of Rewards Network’s website at investor.rewardsnetwork.com, under the Governance subsection.

EXECUTIVE OFFICERS

Information regarding Rewards Network’s executive officers can be found in Rewards Network’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission on March 16, 2010.

Legal Proceedings. Ronald L. Blake served as chairman, president and chief executive officer of Orius Corp., a network and infrastructure firm, from June 2001 until February 2003. Orius Corp. filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code in November 2002.

THE AUDIT COMMITTEE REPORT

The Audit Committee assists Rewards Network’s Board of Directors in overseeing and monitoring Rewards Network’s financial reporting process and the quality of its internal and external audit process.

The Audit Committee has reviewed and discussed with management Rewards Network’s audited financial statements as of and for the fiscal year ended December 31, 2009. KPMG LLP, Rewards Network’s independent registered public accounting firm for 2009, is responsible for expressing an opinion on the conformity of Rewards Network’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of internal control over financial reporting. The Audit Committee reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance (which replaced Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications). The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. In considering the independence of KPMG LLP, the Audit Committee took into account the amount and nature of the fees paid to KPMG LLP for non-audit services, as described on pages 5 of this Proxy Statement.

Based on the review and discussions referred to above, the Audit Committee recommended to Rewards Network’s Board of Directors that Rewards Network’s audited financial statements be included in Rewards Network’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Raymond A. Gross (chair)
Marc C. Particelli
Michael J. Soenen

March 11, 2010

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation program for the following executive officers:

Ronald L. Blake	President and Chief Executive Officer
Christopher J. Locke	Senior Vice President, Chief Financial Officer and Treasurer
Roya Behnia	Senior Vice President, General Counsel and Secretary
Megan E. Flynn	Senior Vice President, Business Development and Marketing

These executive officers are our principal executive officer, principal financial officer and our two other executive officers. We do not have any other executive officers. We refer to these executive officers as our Named Executive Officers or NEOs. This section also includes information where required regarding Robert S. Wasserman, who served as our Executive Vice President, Sales and Operations, until July 1, 2009 and would have been an NEO if he had remained employed with us until the end of 2009.

This section includes a summary of our compensation program for NEOs and information regarding, among other things, the role of the Compensation Committee, the overall objectives of our compensation program, each element of compensation that we provide to our NEOs and the compensation that we provided to our NEOs for 2009.

We implemented a one-for-three reverse stock split effective July 6, 2009. All information in this section and the tables that follow this section relating to equity awards has been adjusted to reflect the one-for-three reverse stock split.

Summary of Compensation Program for Named Executive Officers

The Compensation Committee has designed the compensation program for NEOs to reflect a “pay for performance” rather than an entitlement culture. The Compensation Committee believes that the NEOs should be rewarded if the Company achieves financial results that should lead to an increase in shareholder value over time.

Our compensation program for NEOs consists of three principal components: base salary, cash bonus and equity compensation. Cash bonus is typically earned based upon the achievement of financial performance targets, management business objectives and individual performance. Equity compensation, such as restricted stock unit awards, vests over time and in some cases only vests upon achievement of financial performance targets, which may include stock price targets. The Company does not provide our NEOs with deferred compensation or pension benefits, although NEOs may participate in our 401(k) Plan on the same basis as all employees. The Company does not provide our NEOs with perquisites, except NEOs were provided airline miles so that they could join an airline club for business travel purposes. The Company provides severance benefits to the NEOs, and believes that these benefits are transparent and fair to our shareholders and the NEO.

The Compensation Committee

Overview of Role

The Compensation Committee takes an active role in the design, oversight and assessment of the compensation program for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board of Directors and is available in the Investor Relations section of the Company’s website at investor.rewardsnetwork.com, under the Governance subsection. The Compensation Committee consults with the full Board of Directors in designing the compensation program for our NEOs and determining whether financial performance targets and management business objectives have been met.

The Compensation Committee believes that a substantial portion of the compensation of our NEOs should be linked to the Company’s long-term financial performance and NEOs should be rewarded for financial performance consistent with the strategic and financial plans approved by the Board of Directors. As a result, the NEOs have an incentive to achieve constant improvement in the core fundamentals of the Company’s operations and achieve management business objectives that are aligned with our shareholders’ interest in the long-term financial performance of the Company. Each year, the Compensation Committee examines whether the amount and form of incentive compensation being considered are aligned with the financial and strategic objectives of the Company both for the applicable year and over the long-term. The Compensation Committee, in any given year, may change the amount and form of incentive compensation to ensure such alignment.

The Compensation Committee determines the financial performance metrics and the targets for financial performance, as well as any management business objectives or other corporate objectives, each year. The financial performance metrics may include EBITDA, revenue, stock price or other metrics. The management business objectives are individual objectives for NEOs related to their area of responsibility that support the corporation’s overall objectives. Corporate objectives may include non-financial performance metrics that are relevant to the corporation as a whole. The Compensation Committee determines whether applicable financial performance targets, management business objectives and/or corporate objectives have been achieved and whether incentive compensation has been earned. The Compensation Committee also approves adjustments to the base salary of the NEOs. The Compensation Committee retains the ability to make appropriate changes to any aspect of the compensation program for NEOs in order to ensure that the Company and its shareholders benefit from the financial performance of the Company. If an award is earned based on the achievement of a financial performance target and the Company’s financial results are later restated so that it is determined that the financial performance target was in fact not achieved, the Compensation Committee may, to the extent provided under the Company’s compensation plans and as permitted by applicable law, require that the award revert to the Company.

Development of 2009 Compensation Program

In designing the 2009 compensation program for NEOs, the Compensation Committee considered the short-term and long-term financial and strategic plans of the Company and data regarding the Company’s historical performance. In December 2008, the Compensation Committee engaged Exequity LLP to provide compensation consulting services. Exequity provided assistance to the Compensation Committee in designing the 2009 incentive compensation program. Exequity did no other work for the Company, reported only to the Compensation Committee and was independent of management. The Compensation Committee considered the recommendations of Exequity in connection with designing the 2009 compensation program for NEOs. The Compensation Committee considered the recommendations of Mr. Blake, the Chief Executive Officer, in determining the amount of the various components of the 2009 compensation program for the NEOs other than Mr. Blake. The Compensation Committee met regularly with management and in executive session regarding the design of the 2009 compensation program and the amount of each component. While the Compensation Committee considered the recommendations of senior management in determining the Company’s financial performance targets and management business objectives for 2009, the design of the 2009 compensation program was determined by the Compensation Committee alone.

In March 2009, the Compensation Committee and Board of Directors approved the cash bonus portion of the 2009 compensation program and the financial performance metrics and targets and management business objectives relating to incentive compensation. The Compensation Committee also approved cash bonus targets for NEOs at that time. In March 2009, the Compensation Committee also reviewed the base salary of NEOs and approved the granting of restricted stock unit awards, which are the equity component of our compensation program. After the Compensation Committee approved the compensation program for 2009, the Compensation Committee continued to meet regularly during 2009 to review the financial performance of the Company and the progress of the NEOs toward targeted compensation. The Compensation Committee regularly reviewed compensation scorecards that tracked the projected compensation of our NEOs based on progress toward the Company’s financial performance goals.

Although Exequity was engaged principally to assist in the design of the Company’s 2009 incentive compensation program, the Compensation Committee also directed Exequity to provide benchmarking analysis of NEO compensation. For purposes of conducting a benchmarking analysis, Exequity used general industry survey information published by Hewitt Associates, Mercer, and Watson Wyatt. Each of these surveys provides compensation information based on the size of the survey participants as measured by their revenue. Accordingly, the data used for this purpose reflected size-appropriate survey information. Exequity used this general survey information because the Compensation Committee does not believe a group of companies exists that are both comparable in size and are operationally similar to the Company, and therefore the best representation of market practice can be extracted from general survey data. The Compensation Committee reviewed the average of the three data sources in designing the compensation structure for 2009 in order to ensure that the structure was consistent with market practices.

In January, February and March 2010, the Compensation Committee received information regarding the financial performance of the Company in 2009 and conferred as to whether the financial performance targets for the 2009 compensation plan were met. The Compensation Committee confirmed the financial performance of the Company with the Audit Committee. The Compensation Committee also reviewed the achievement of management business objectives by each NEO. The Compensation Committee then made its determinations with respect to the achievement of the 2009 performance target and management business objectives, as discussed below. The Compensation Committee reviewed these determinations with the Board of Directors, which approved of the Compensation Committee’s conclusions.

Objectives of Our Compensation Program

The Compensation Committee designed the 2009 compensation program for NEOs to incentivize improvement in profitability over the prior year, achievement of objectives that are aligned with the long-term development of the Corporation’s strategy and a significant return to stockholders as reflected in appreciation in the Corporation’s common stock price.

First, the amount of cash bonus that could be earned and the amount of restricted stock units that would be able to vest were adjusted based on the achievement of individual management business objectives and the Company’s achievement of an EBITDA target. With respect to the restricted stock units, half of these restricted stock units vest over a period of three years, providing a long term incentive to improve the Company’s stock performance. The other half of the restricted stock units vest in three tranches based on the achievement of stock price targets. These vesting requirements were designed to provide NEOs an incentive to remain with the Company and to tie each NEO’s opportunity to increase personal wealth to the appreciation of the Company’s stock price. The Company has stock ownership guidelines applicable to the NEOs that further tie their personal wealth to the Company’s stock price. The Compensation Committee believes that NEOs should expect to receive the majority of their compensation through components that are tied to the Company’s stock price or are at-risk and earned only if the Company achieves financial performance targets. The Compensation Committee believes that base salary and annual cash bonus should be secondary to the financial benefits obtained by the NEOs through the appreciation of equity compensation granted to them.

Second, the 2009 compensation program was designed to focus on profitability as measured against the Company’s annual budget that was approved by the Board of Directors early in 2009. The budget is a financial plan for the Company that reflects objectives for the year and sets the groundwork for longer-term strategy for the next several years. The Company designs the strategic and financial plans that are part of the Company’s budget both to achieve financial results for the year and to increase shareholder value over the long term by implementing plans that may not yield immediate financial benefits but set the stage for long-term growth. In addition, each NEO’s incentive compensation was based on achievement of individual management business objectives. The compensation program for NEOs was designed so that a substantial portion of the NEOs’ compensation was based on the corporation’s actual financial performance in 2009 that was consistent with or in excess of the financial performance commitments set forth in the Company’s annual budget and the achievement of the management business objectives that were approved by the Compensation Committee and were consistent with short-term and long-term objectives of the Board of Directors. As a result, the compensation for our NEOs is based substantially on the achievement of objectives that the Compensation Committee believed should result in an increase in shareholder value over time by driving constant improvement in the core fundamentals of the Company’s operations.

Most importantly, the Compensation Committee designed the compensation program for our NEOs with the objective of compensating NEOs in a manner that should be considered fair by our shareholders, employees and the NEOs and with consideration to internal equity and consistency among the NEOs.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Compensation Committee chooses to include the items as an element of compensation.

Base Salary

Base salary is included in our NEO compensation package because the Compensation Committee believes it is appropriate that some portion of the compensation that is provided to NEOs be provided in a form that is fixed and liquid. Base salary for each NEO is designed to reflect the scope and responsibilities of the position, as well as the skills, knowledge, experience, abilities and contributions of each NEO. We determine each NEO’s base salary through the assessment of the Company’s needs, including the consideration that the Company continually seeks to attract and retain capable management to improve the financial performance of the Company. We also assess market conditions, which the Compensation Committee believes enables the Company to attract and retain executive talent to meet the Company’s business needs.

Mr. Blake entered into an employment agreement with the Company. The employment period specified in the employment agreement expired on December 31, 2008, and Mr. Blake’s employment is “at will” subsequent to that date. The employment agreement does not specify base salary after December 31, 2008, and Mr. Blake’s base salary is determined by the Compensation Committee based on the Compensation Committee’s assessment of the Company’s performance and Mr. Blake’s individual performance. Each other NEO has executed a written offer letter with the Company. These offer letters provide for a base salary that may be adjusted on a year-over-year basis. The Compensation Committee does not apply a formula to determine base salary or annual changes to base salary levels. Adjustments are made based on the Compensation Committee’s assessment of the Company’s performance and the individual’s performance, as well as recommendations from Mr. Blake for the NEOs other than himself.

Incentive Compensation

Incentive compensation is currently intended to comprise approximately 60% of the compensation that our Chief Executive Officer is eligible to receive and approximately 51% - 53% of the compensation that other NEOs are eligible to earn. The Compensation Committee may change these percentages in any given year to adjust to any changes to its compensation philosophy. The portion of total compensation represented by incentive compensation may decrease or increase depending on the achievement of financial performance targets and individual management business objectives. Incentive compensation consists of (1) a cash bonus that is based on the Company’s achievement of annual financial performance targets and management business objectives, and (2) equity compensation that may be determined based on achievement of annual financial performance targets and management business objectives and vests over time and, in some cases, may vest only if the Company achieves annual financial performance targets or stock price targets.

Cash Bonus. Each NEO participates in our annual management incentive plan that provides an opportunity to earn a cash bonus targeted to equal a percentage of the NEO’s base salary. The cash bonus is designed to tie NEO compensation to the performance of the Company because the cash bonus is only earned if the Company achieves its financial performance targets. The cash bonus is also adjusted based on individual achievement of management business objectives, although the cash bonus will not be paid if the minimum threshold of Company financial performance is not achieved regardless of individual performance. The annual management incentive plan is designed to focus the NEO on achieving the Board of Directors’ desired financial performance and management business objectives for that particular year.

The Chief Executive Officer, in the case of all other NEOs, and the Compensation Committee in the case of the Chief Executive Officer, assesses the individual’s performance during the year to determine a base bonus award under the annual management incentive plan. An individual NEO’s base award may be more or less than 100% of his or her targeted award. The Compensation Committee may elect to provide that the base award may be increased if the Company exceeds the financial performance target for that year and that none or only a portion of the base award will be paid if the Company achieves less than 100% of the financial performance target. The Compensation Committee makes the final determination of whether the designated financial performance target has been achieved. The Compensation Committee reviews and approves the final cash bonus for each NEO so that the Compensation Committee retains oversight of any adjustments made to an NEO’s cash bonus based on his or her individual performance.

The annual management incentive plan is approved by the Compensation Committee and the Board of Directors during the first quarter of the applicable year. The financial performance targets and any management business objectives for NEOs under the annual management incentive plan are approved by the Compensation Committee during the first quarter of the applicable year. The Compensation Committee determines whether the applicable financial performance targets were met and approves the final cash bonuses during the first quarter of the year following the year for which the bonuses are earned. The cash bonus is usually paid in a lump sum in March of the year following the year for which it is earned. For example, the 2009 management incentive plan was approved by the Board of Directors and the financial performance targets and management business objectives for NEOs for 2009 were determined by the Compensation Committee in the first quarter of 2009. In March 2010, the Compensation Committee reviewed the Company’s financial and operational performance to determine whether the Company’s financial performance target was achieved and to review NEO individual performance with respect to the management business objectives for each NEO for 2009. The cash bonus was paid to participants in the management incentive plan in March 2010.

Equity Compensation. Each NEO has the opportunity to participate in the long-term equity performance of the Company through the receipt of restricted stock unit awards (“RSUs”). RSUs are generally awarded in the first quarter of the year. The Company has awarded RSUs with varying vesting requirements. The first type of RSU vests over time. The second type of RSU vests over time only if financial performance targets and management business objectives are first met. RSUs may have additional vesting requirements, such as achievement of stock price targets. RSUs convert into shares of our common stock when they vest.

RSUs that vest over time and do not have a performance-based vesting requirement provide an incentive to remain with the Company and provide a long-term incentive to increase the value of the Company’s stock price. These RSUs vest only if the NEO remains employed by the Company as of each vesting date, subject to accelerated vesting in certain circumstances. The Compensation Committee has designed these RSUs to motivate and focus executive activity over the course of many years, even if short-term financial performance goals are not met.

The Compensation Committee has also designed RSUs that vest over time only if annual financial performance targets and, in some cases, individual management business objectives are achieved to tie NEO compensation to the performance of the Company, in addition to providing an incentive to remain with the Company and increase the value of the Company’s stock price over time. Some of these performance-based RSUs may permit vesting in later years if the annual financial performance targets are not met but cumulative financial performance targets are achieved within a three-year period. If financial performance targets are not met, including cumulative financial performance targets, these performance-based RSUs will not vest and are cancelled. If the financial performance targets are met, these RSUs vest either immediately or over a period of time or if a stock price target is met and vest only if the NEO remains employed by the Company as of each vesting date, subject to accelerated vesting in certain circumstances.

The amount of equity compensation that each NEO is eligible for is not contractually set and the Compensation Committee reviews a variety of factors, including internal pay equity, current wealth accumulation with respect to stock awards previously granted, the financial performance of the Company, management proposals and input from its compensation consultant.

The Company’s 2006 Long-Term Incentive Plan (“2006 Plan”) permits the Company to award equity compensation through a variety of vehicles, and the Company may award types of equity compensation other than RSUs, such as stock options or stock appreciation rights, in the future, or may modify the vesting structure of RSUs in the future.

The Compensation Committee has approved the grant of stock options in the past as a component of NEO compensation, but does not currently use stock options as a component of the NEO compensation program. Mr. Blake received a stock option grant of 250,000 shares when he entered into his employment agreement with the Company in September 2005. These stock options were granted at an exercise price of $7.50 and the market price of the Company’s stock on the date of grant was $6.15 so that the stock options could not be exercised by Mr. Blake for value until the Company’s stock price had increased by approximately 22%. Following our three-for-one reverse stock split in July 2009 and special cash dividend in October 2009, these stock options were adjusted so that Mr. Blake now holds stock options to purchase 97,293 shares at an exercise price of $19.27. Among the other NEOs, Ms. Flynn holds stock options that were granted under prior compensation programs.

The Compensation Committee has chosen to award RSUs instead of stock options for several reasons. RSUs continue to retain value and motivate behavior to increase stock price even when the Company’s stock price is depressed and provide a long term incentive for management even during times of stock price fluctuations. RSUs should result in less market overhang and dilution to shareholders than stock options because we grant fewer RSUs than the number of stock options that would be granted to provide equivalent value. The Compensation Committee believes that generally there has been a shift in corporate behavior away from stock options and toward restricted stock units in part for these reasons.

The granting of RSUs and the financial performance targets for vesting are approved by the Compensation Committee during the first quarter of the year. The Compensation Committee determines whether the applicable financial performance targets were met during the first quarter of the following year.

Perquisites

The Company provided each NEO with 50,000 American Airline frequent flier miles that each NEO could use for membership in the American Airlines Admirals Club.

Post-Termination Compensation

Severance Arrangements. We have entered into individual severance agreements with our NEOs. These severance agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the applicable severance agreement. Additional information regarding these severance agreements, including definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2009, is found under the heading “Potential Payments upon Termination or Change-in-Control“ on pages 25-27 of this Proxy Statement.

The Compensation Committee believes that these severance arrangements are an important part of overall compensation for our NEOs. The Compensation Committee believes that these arrangements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, notwithstanding any concern that they might have regarding their own continued employment. The Compensation Committee also believes that these arrangements are important as a recruitment tool and, to a lesser extent, retention device, as many of the companies with which we compete for executive talent have similar arrangements in place for their senior employees. The Compensation Committee believes that these benefits are simple to understand, transparent and fair to our shareholders and each NEO.

Post-Retirement Compensation. We do not provide a pension plan for any of our employees. We also do not offer a deferred compensation plan. NEOs may elect to defer receipt of common stock upon vesting of RSUs, but none of our NEOs elected this deferral with respect to any RSUs granted to date.

We have a 401(k) Plan in place for all of our employees. We match contributions to the 401(k) Plan by all of our employees, including our NEOs. We matched up to 3% of base salary. Company matching contributions are vested immediately.

We believe that a competitive 401(k) Plan is an attractive component of compensation for all of our employees, including our NEOs, and contributes to achieving our objectives of attracting and retaining talented employees.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for our NEOs because the Compensation Committee believes that substantial ownership of the Company’s stock will further align the NEOs’ interests with the interests of our shareholders. The Chief Executive Officer should maintain stock ownership with a value of at least 300% of base salary. All other NEOs should maintain stock ownership with a value of at least 100% of base salary.

For NEOs named as such before January 1, 2006, recommended stock ownership levels were to have been achieved by the end of 2008, and maintained thereafter. These levels are based on base salaries at December 31, 2006. NEOs named as such after January 1, 2006, will have three years from the date of being named an NEO to reach the suggested minimum level of stock ownership.

For purposes of determining compliance with the stock ownership guidelines, stock ownership includes stock owned directly by the NEO or the NEO’s spouse, stock owned by the NEO through our 401(k) Plan and stock issued or to be issued under any award granted under incentive plans maintained by us, regardless of vesting status.

All NEOs are currently in compliance with the stock ownership guidelines. During 2009, some of our NEOs did not meet our stock ownership guidelines on the following dates: Mr. Blake on January 15, 2009; Mr. Locke from January 1, 2009 through March 12, 2009, and again from March 17, 2009 through March 23, 2009. In each case, the reason the NEO did not meet our stock ownership guidelines was that the price of our common stock on those dates fell below the threshold required to meet our stock ownership guidelines based on the NEO’s stock ownership on that date. We maintain an insider trading policy that prohibits employees who may have access to important non-public financial and other information, including our NEOs, from trading in our common stock except for periodic open trading periods. During each of these periods when the value of the stock ownership of these NEOs was below our stock ownership guidelines, we were not in an open trading period and the NEOs were not permitted to purchase shares of common stock to meet our stock ownership guidelines. Each of the NEOs again met our stock ownership guidelines when the price of our common stock rose above the threshold required for the NEO to meet our stock ownership guidelines based on the NEO’s stock ownership.

Company policies require all employees, including our NEOs, to seek permission prior to entering into transactions with respect to the Company’s stock. The Company does not permit the NEOs to enter into hedging transactions using puts, calls or other types of derivative securities based upon the value of the Company’s common stock.

Tax Deductibility of the Compensation Program for NEOs

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its Chief Executive Officer or any of its four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2009, the RSUs that vested under the Company’s 2004 Long-Term Incentive Plan (“2004 LTIP”) and 2006 Long-Term Incentive Plan (“2006 LTIP”) were performance-based and determined by the Compensation Committee, the 2004 LTIP and 2006 LTIP performance goals were disclosed to the shareholders and the 2004 LTIP and 2006 LTIP was approved by the shareholders. As a result, the RSUs were fully deductible. The Company’s payment of annual bonuses under the Company’s management incentive plan was performance-based. However, they were not approved by the Company’s shareholders and as a result they were not deductible to the extent an NEO’s salary and annual bonus together exceeded the $1 million limit under Section 162(m).

2009 Compensation Program for NEOs

This section describes the compensation program for NEOs in 2009. This section contains a narrative description of how we determined the amount for each element of compensation and other information regarding the compensation program for NEOs in 2009.

For 2009, the Compensation Committee targeted base salary, cash bonus and equity compensation, the three principal components of our compensation program, to comprise the following portion of overall compensation:

Name	Base Salary	Cash Bonus	Equity Compensation
Ronald L. Blake	40.0%	20.0%	40.0%
Christopher J. Locke	46.5%	18.6%	34.9%
Roya Behnia	48.8%	19.5%	31.7%
Megan E. Flynn	48.8%	19.5%	31.7%
Robert S. Wasserman	46.5%	18.6%	34.9%

The relationship of cash bonus and equity compensation to base salary was as follows:

	Percentage of Base Salary
Name	Cash Bonus	Equity Compensation
Ronald L. Blake	50%	100%
Christopher J. Locke	40%	75%
Roya Behnia	40%	65%
Megan E. Flynn	40%	65%
Robert S. Wasserman	40%	75%

The Compensation Committee considered each NEO’s position in the Company and contributions to the Company’s business in determining the portion of total compensation attributed to each compensation component. The Compensation Committee also considered internal pay equity and the recommendations of Mr. Blake. The Compensation Committee believes this allocation appropriately reflects each NEO’s position in the Company and contributions to the Company’s performance.

Base Salary

Base Salary. During 2007, base salary comprised 40% of Mr. Blake’s total target compensation, and between 46.5% and 48.8% of the other NEOs’ total target compensation. The weighting of base salary in relation to incentive compensation reflects the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to the achievement of financial performance goals and management business objectives.

In March 2009, the Compensation Committee considered whether to increase the base salary of the NEOs. Mr. Blake recommended to the Compensation Committee no increase in base salary for the NEOs in light of the economic environment. The Compensation Committee discussed these recommendations and decided to accept Mr. Blake’s recommendation not to increase the base salaries of the NEOs in 2009. The Compensation Committee considered Mr. Blake’s base salary, internal pay equity and the economic environment and, based on these considerations, the Compensation Committee determined that Mr. Blake’s base salary was properly positioned and decided not to increase his base salary in 2009. The Compensation Committee reviewed Mr. Locke’s base salary in June 2009 and determined that Mr. Locke’s base salary should be increased from $249,400 to $280,400, effective July 1, 2009 based on a market assessment.

The base salary for our NEOs as of the end of 2009 was as follows:

Name	Base Salary at December 31, 2009
Ronald L. Blake	$550,000
Christopher J. Locke	$280,400
Roya Behnia	$267,500
Megan E. Flynn	$248,400

In March 2010, the Compensation Committee considered whether to increase the base salary of the NEOs. Mr. Blake recommended to the Compensation Committee an increase in base salary for each NEOs based on the Company’s financial performance and each individual’s performance in 2009. The Compensation Committee discussed these recommendations and decided to accept Mr. Blake’s recommendations. Mr. Locke’s base salary was increased 5.0% to $294,420. Ms. Behnia’s base salary was increased 3.7% to $277,531. Ms. Flynn’s base salary was increased 4.0% to $258,336. The Compensation Committee considered Mr. Blake’s base salary, internal pay equity, the Company’s financial performance and the economic environment and, based on these considerations, the Compensation Committee determined that Mr. Blake’s base salary was properly positioned and decided not to increase his base salary in 2010.

Incentive Compensation

Financial Performance Targets and Management Business Objectives for 2009 Incentive Compensation. For 2009, the Compensation Committee selected the following financial target and management business objectives for purposes of incentive compensation:

Financial Target

•	Earnings before interest, income taxes, depreciation and amortization, excluding unusual and non-recurring gains and losses (“EBITDA”)

For 2009, the Compensation Committee chose EBITDA as the financial performance measure because EBITDA is a standard measure of operating profit and operating cash flow.

Management Business Objectives

•	Define, measure and improve cost to acquire new merchants, renew merchants and cost to service existing merchants

•	Improve merchant and member/non-member growth and retention

•	Optimize return on assets

•	Develop operational/financial plans associated with the implementation of the strategic plan and ongoing operating expense effectiveness

The Compensation Committee selected these general management business objectives for 2009 in order to support the Company’s long-term strategic goals while also achieving improvements in the business in the short term. The Compensation Committee selected individual management business objectives for each NEO that supported these general management business objectives in each NEO’s area of the business. The Compensation Committee believed these individual management business objectives required focused effort and management of each NEO’s departments throughout the year in order to achieve these objectives and therefore these objectives contained a significant amount of stretch in order to be achieved. The Compensation Committee believed achievement of these management business objectives would position the Company to continue to successfully pursue its long-term strategy while also achievement improvements in the business in the short term.

For the 2009 compensation program, the amount of awards that may be paid under the 2009 incentive compensation plan, referred to as the incentive pool, was adjusted based on the Corporation’s 2009 EBITDA. This incentive pool adjustment may range from 0% if the Corporation’s 2009 EBITDA was less than or equal to a threshold amount determined by the Compensation Committee, to 100% if the Corporation’s 2009 EBITDA equaled a target amount determined by the Compensation Committee, up to a maximum of 150% if the Corporation’s 2009 EBITDA exceeded the EBITDA target amount. An NEO may receive an award equal to 0% to 150% of his or her individual targeted bonus amount, based on his or her achievement of three to five individual performance goals. If the Corporation’s 2009 EBITDA was less than or equal to the EBITDA threshold, each participant would have received 0% of his or her individual targeted bonus amount. This percentage is referred to as the 2009 Percentage. The aggregate amount of awards under the 2009 incentive compensation plan could not exceed the incentive compensation pool, as adjusted based on the Corporation’s 2009 EBITDA.

Financial Performance Targets. The Compensation Committee set the EBITDA Target and revenue target based on the Company’s 2009 budget as follows:

Financial Performance Metric	Threshold	Target	Maximum
EBITDA	$14,000,000	$15,500,000	$16,250,000

Determination of 2009 Financial Performance. In February 2010, the Compensation Committee reviewed the Company’s 2009 financial performance and determined that EBITDA for purposes of determining incentive compensation was $15,846,317.

In determining EBITDA, the Compensation Committee excluded two unusual and non-recurring items. First, in connection with amending the structure of restricted stock unit awards to include a vesting requirement based on stock price, the amount of expense recognized in 2009 was higher than if the awards vested entirely based on time of service. The difference was $420,785. The Compensation Committee excluded this incremental level of expense when determining EBITDA because the structure of the restricted stock unit awards was not determined until after the 2009 budget was approved and as a result the incremental level of expense was not part of the budget upon which the EBITDA financial performance target was determined. In addition, the charge was non-cash and non-operational. Second, during 2009, the Board of Directors engaged consultants in connection with reviewing the business and incurred expenses of $482,834 in connection with this review. The Compensation Committee excluded this additional expense when determining EBITDA because the additional expense was not part of the budget upon which the EBITDA financial performance target was determined and the expenses were incurred at the direction of the Board of Directors. Based on these determinations, the percentage of targeted incentive compensation payout was determined to be:

Financial Performance Metric	Percentage of Targeted Incentive Compensation
EBITDA	123.1%

Cash Bonus. Each NEO’s cash bonus under our 2009 incentive compensation plan consisted of a base award that was targeted at a percentage of the NEO’s base salary, which was subject to adjustment based on our achievement of the 2009 financial performance target and an individual NEO’s achievement of management business objectives.

For 2009, Mr. Blake’s target bonus was equal to 50% of his base salary. Mr. Locke’s, Ms. Behnia’s and Ms. Flynn’s target bonuses were equal to 40% of their respective base salaries.

In determining the percentage of base salary for each NEO’s base award, the Compensation Committee considered the cash bonus target relative to the total compensation and benefits provided by the Company and sought to maintain equity among the NEOs while taking into account each NEO’s level of experience.

In determining the amount earned by each NEO under the incentive compensation plan, the Compensation Committee reviewed each NEO’s achievement of his or her management business objectives and the recommendations of the Chief Executive Officer for NEOs other than himself. The Compensation Committee determined an individual performance percentage, and then multiplied that percentage by the 123.1% achievement of the EBITDA target to arrive at a final 2009 Percentage.

With respect to Mr. Blake, the Compensation Committee determined that Mr. Blake should be awarded 90% with respect to achievement of management business objectives because he met his individual management business objectives except that the Compensation Committee expected growth in the Company’s revenues in 2009, which was not achieved. The 90% awarded was multiplied by 123.1% achievement of the EBITDA performance target to result in a 2009 Percentage of 110.8%.

With respect to Mr. Locke, the Compensation Committee determined that Mr. Locke met his individual management business objectives and demonstrated extraordinary performance with respect to:

•	improvement in dining credits risk management, which impacted the objective of optimizing return on assets,

•	implementation of sales force automation, which impacted all of the objectives, and

•	defining, measuring and improving the cost to acquire new merchants, renew merchants and cost to service existing merchants.

As a result, the Compensation Committee determined Mr. Locke should be awarded 125% with respect to achievement of management business objectives, which multiplied by 123.1% achievement of the EBITDA performance target resulted in Mr. Locke receiving the maximum 2009 Percentage of 150.0%.

With respect to Ms. Behnia, the Compensation Committee determined that Ms. Behnia met her individual management business objectives and demonstrated extraordinary performance with respect to:

•	management of her departmental budgets, which impacted the objective of optimizing return on assets and ongoing operating expense effectiveness,

•	development and implementation of a policy with respect to large deal opportunities, which impacted the objectives of improving merchant growth and implementation of the strategic plan, and

•	outsourcing non-core operating expenses, which impacted the objective of ongoing operating expense effectiveness.

As a result, the Compensation Committee determined Ms. Behnia should be awarded 110% with respect to achievement of management business objectives, which multiplied by 123.1% achievement of the EBITDA performance target resulted in a 2009 Percentage of 135.4%.

With respect to Ms. Flynn, the Compensation Committee determined that Ms. Flynn met her individual management business objectives and demonstrated extraordinary performance with respect to:

•	management of her departmental budgets, which impacted the objective of optimizing return on assets and ongoing operating expense effectiveness, and

•	development of new program partners, which impacted the objectives of improving member/non-member growth and retention and implementation of the strategic plan.

As a result, the Compensation Committee determined Ms. Flynn should be awarded 117.5% with respect to achievement of management business objectives, which multiplied by 123.1% achievement of the EBITDA performance target resulted in a 2009 Percentage of 144.6%.

The cash bonuses paid were as follows:

Named Executive Officer	Target		2009 Percentage	Total
Ronald L. Blake	$275,000		110.8%	$304,673
Christopher J. Locke	$105,960	(1)	150.0%	$158,940
Roya Behnia	$107,000		135.4%	$144,889
Megan E. Flynn	$99,360		144.6%	$143,717

(1)	Mr. Locke’s target was prorated to reflect his change in base salary effective July 1, 2009

Equity Compensation. The Compensation Committee granted RSUs to NEOs during 2009. RSUs granted in 2009 were granted under our 2006 Plan. The 2006 Plan provides that we may grant equity awards in the form of stock options, restricted stock units and other stock-based awards.

The following table sets forth the base number of RSUs granted to each NEO, the value of these RSUs based on a per share price of $8.64, the average closing price for the 60 trading days ending on the grant date, and the percentage of base salary. Our common stock price on March 31, 2009, the date of grant, was $10.50 per share and where we discuss grant date value of these RSUs, the value is based on $10.50 per share. The base number of RSUs and the share price have been adjusted to reflect the one-for-three reverse stock split effective July 2009. In determining the number of RSUs to grant to these NEOs, the Compensation Committee considered the individual’s performance during 2008 and the recommendations of Mr. Blake for NEOs other than himself. In considering the grant to Mr. Blake, the Compensation Committee considered his individual performance and equity grants provided previously to Mr. Blake.

Name	Base Number of RSUs	Value based on $8.64 per share	Percentage of Base Salary
Ronald L. Blake	63,658	$550,000	100%
Christopher J. Locke	21,650	$187,050	75%
Roya Behnia	20,125	$173,875	65%
Megan E. Flynn	18,688	$161,460	65%
Robert S. Wasserman	28,559	$246,750	75%

The Compensation Committee adjusted the base number of RSUs to reflect the special cash dividend of $2.00 per share paid to stockholders in October 2009 in order to prevent dilution of the value of the RSUs as required by the 2006 Plan and RSU agreements. The adjustment was made by multiplying the base number of RSUs by a fraction equal to $13.94/$11.94. The numerator of the fraction is equal to the closing price of the common stock on October 12, 2009, the last day the common stock traded with the right to receive the special cash dividend, and the denominator of the fraction is equal to that price less $2.00. The base number of RSUs for each NEO following this adjustment is as follows:

Name	Base Number of RSUs after adjustment
Ronald L. Blake	74,321
Christopher J. Locke	25,276
Roya Behnia	23,496
Megan E. Flynn	21,818

The base number of RSUs was adjusted by each NEO’s 2009 Percentage determined under the cash bonus plan to arrive at the final number of RSUs that may vest as follows:

Name	Base Number of RSUs	2009 Percentage	Final Number of RSUs
Ronald L. Blake	74,321	110.8%	82,340
Christopher J. Locke	25,276	150.0%	37,914
Roya Behnia	23,496	135.4%	31,816
Megan E. Flynn	21,818	144.6%	31,558

Half of the final number of RSUs vests in three equal installments on March 31, 2010, March 31, 2011 and March 31, 2012. The other half of the final number of RSUs vests in three tranches based on the achievement of stock price targets. Each tranche is equal to one-sixth of the RSUs, and each tranche vests on the date that is on or after March 31, 2010, the first anniversary of the date of grant, and on which the average closing stock price for the previous sixty trading days is above a threshold determined by the Compensation Committee. The stock price threshold for the first tranche was set at 20% above the average closing stock price for the sixty trading days ending on the grant date, and the second tranche stock prices threshold was 20% above the first tranche stock price and the third tranche stock price threshold was 20% above the second tranche stock price. The Compensation Committee adjusted these stock price thresholds down by $2.00 to reflect the special cash dividend paid to stockholders in October 2009. The final stock price thresholds were:

First Tranche Stock Price	$8.38
Second Tranche Stock Price	$10.45
Third Tranche Stock Price	$12.94

The average closing stock price for the sixty trading days ending on March 31, 2010, was $13.52, which meant that all three tranches related to stock price thresholds vested on March 31, 2010.

2010 Incentive Compensation Program

The design of the 2010 incentive compensation program for NEOs is substantially the same as the design for the 2009 incentive compensation program.

Cash Bonus

For the 2010 compensation program, the amount of awards that may be paid under the 2010 incentive compensation plan, referred to as the incentive pool, is adjusted based on the Corporation’s 2010 EBITDA. This incentive pool adjustment may range from 0% if the Corporation’s 2010 EBITDA is less than or equal to a threshold amount determined by the Compensation Committee, to 100% if the Corporation’s 2010 EBITDA equals a target amount determined by the Compensation Committee, up to a maximum of 200% if the Corporation’s 2010 EBITDA exceeds the EBITDA target amount. An NEO may receive an award equal to 0% to 200% of his or her individual targeted bonus amount, based on his or her achievement of three to five individual performance goals. If the Corporation’s 2010 EBITDA is less than or equal to the EBITDA threshold, each participant receives 0% of his or her individual targeted bonus amount. This percentage is referred to as the 2010 Percentage. The aggregate amount of awards under the 2010 incentive compensation plan may not exceed the incentive compensation pool, as adjusted based on the Corporation’s 2010 EBITDA.

Equity Compensation

The 2010 compensation program provides that each NEO will receive a base number of RSUs multiplied by the 2010 Percentage determined under the 2010 incentive compensation plan. The Compensation Committee designed the 2010 RSU grants so that the amount of potential long-term compensation that an NEO would receive would be based on the same financial performance target and individual performance as the short-term cash bonus plan. In addition to the amount of RSUs that an NEO may receive, the Compensation Committee designed the vesting criteria for the RSUs to serve as a retention device and to reward the NEOs only if the Company’s stock price increased. Half of the RSUs vests in three equal installments on the first, second and third anniversary of the date of grant. The other half of the RSUs vests in three tranches. Each tranche is equal to one-sixth of the RSUs, and each tranche vests on the date that is on or after the first anniversary of the date of grant and on which the average closing stock price for the previous sixty trading days is above a threshold determined by the Compensation Committee. The stock price threshold for the first tranche is above the average closing stock price for the sixty trading days ending on the grant date, and the second and third tranche stock price thresholds are progressively higher than for the previous tranche. The Compensation Committee believes that each stock price threshold represents a significant appreciation in the Company’s stock price. Notwithstanding the foregoing, in the event of a change in control as defined in the 2006 Plan, if the stock price pursuant to such change in control is above any of these thresholds, those RSUs shall vest, and if the stock price pursuant to such change in control is below any of these thresholds, those RSUs shall be cancelled. If a stock price threshold is not reached by the third anniversary of the date of grant, the applicable RSUs will be cancelled.

Vesting of Equity Compensation upon a Change in Control

The 2006 Plan provides that equity compensation granted under the 2006 Plan fully vests if the holder of the equity compensation is terminated without cause within 12 months after a change in control, unless otherwise specified.

The following table sets forth the value of equity compensation that would have become vested if a Change in Control had occurred on December 31, 2009 and the NEO was terminated without cause on that date. The closing stock price of the Company’s common stock on December 31, 2009, was $12.64. The following equity awards would have become vested if a Change in Control had occurred on December 31, 2009 and the NEO was terminated without cause on that date: RSUs granted in 2007, unvested RSUs granted in 2008, the time based-vesting RSUs granted in 2009, and the first and second tranche of the stock price-based vesting RSUs granted in 2009. The stock price of $12.64 was below the third tranche stock price of the stock price-based vesting RSUs granted in 2009, which means the third tranche RSUs would not have vested and would have been cancelled. The RSUs granted in 2009 provide that in the event of a Change in Control during 2009, the Compensation Committee would determine any adjustment to the base number of RSUs to determine the final number of RSUs that may vest, and the table below assumes 100% of the base RSUs would be eligible for vesting. All of these outstanding equity awards are detailed in the table entitled “2009 Outstanding Equity Awards at Fiscal Year-End” on page 24 below.

	Stock Awards
Name	Number of Shares Vesting on Change in Control (#)(1)	Value Realized on Vesting ($)
Ronald L. Blake	94,097	$1,189,388

Christopher J. Locke	38,712	$489,320

Roya Behnia	44,317	$560,167

Megan E. Flynn	35,759	$451,994

(1)	Consists of RSUs that convert into shares of our common stock when they vest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2010.

THE COMPENSATION COMMITTEE

Mark R. Sotir, Chairman
Marc C. Particelli
Michael J. Soenen

March 31, 2010

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($)(3) (i)	Total ($) (j)
Ronald L. Blake President and Chief Executive Officer	2009	$550,000		—	$668,403	—	$304,673	$7,933	$1,531,009
	2008	$550,000		$68,750	$250,000	—	$514,250	$9,200	$1,392,200
	2007	$550,000		—	$250,000	—	$0	$9,000	$809,000

Christopher J. Locke Senior Vice President, Chief Financial Officer and Treasurer	2009	$264,900	(4)	—	$227,318	—	$158,940	$6,794	$657,952
	2008	$249,400		$18,705	$137,170	—	$139,913	$9,200	$554,388
	2007	$246,683		—	$137,170	—	$0	$9,000	$392,853

Roya Behnia Senior Vice President, General Counsel and Secretary	2009	$267,500		—	$211,307	—	$144,889	$7,099	$630,795
	2008	$267,500		$16,719	$147,125	—	$125,056	$9,200	$565,600
	2007	$264,583		—	$227,125	—	$0	$9,000	$500,708

Megan E. Flynn Senior Vice President, Marketing and Business Development	2009	$248,400		—	$196,219	—	$143,717	$7,166	$595,502
	2008	$248,400		$15,525	$136,620	—	$116,127	$9,200	$525,872
	2007	$244,983		—	$137,518	—	$0	$9,000	$391,501

Robert S. Wasserman Executive Vice President, Sales and Marketing, Operations(5)	2009	$164,500		—	$299,870	—	—	$5,722	$470,092
	2008	$329,000		$24,675	$105,515	—	$184,569	$9,200	$652,959
	2007	$327,167		—	$68,510	—	$0	$9,000	$404,677

(1)	This column shows the aggregate grant date fair value of restricted stock unit (“RSU”) awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”). Additional information regarding the number of RSUs granted to each NEO is set forth below in “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables. These award fair values have been determined based on the Company’s closing stock price on the grant date as well as assumptions set forth in the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010 (Note 7 – Stock Awards). The value of the awards was calculated using the aggregate grant date fair value of the base number of RSUs based on the Company’s closing stock price on date of grant. The RSUs granted in 2007 were not earned and were cancelled. The final number of RSUs granted in 2008 was 99.375% of the base number of RSUs granted and two-thirds of these RSUs have vested, with the remaining third vesting on February 19, 2011 if the holder is employed with the Company on that date. The final number of RSUs granted in 2009 as a percentage of the base number of RSUs granted in 2009 for each NEO was: Mr. Blake 110.8%; Mr. Locke 150.0%; Ms. Behnia 135.4%; and Ms. Flynn 144.6%. Two-thirds of the RSUs granted in 2009 have vested, with the remaining RSUs vesting in equal installments on March 31, 2011 and March 31, 2012 if the holder is employed with the Company on that date. Mr. Wasserman’s employment with the Company terminated effective July 1, 2009 and his unvested RSUs granted in 2008 and all of his RSUs granted in 2009 were cancelled.
(2)	This column shows the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. These award fair values have been determined based on the assumptions set forth in the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010 (Note 7 – Stock Awards).
(3)	Includes matching contributions to the Company’s 401(k) Plan.
(4)	Mr. Locke received a raise in his base salary from $249,400 to $280,400, effective July 1, 2009.
(5)	Mr. Wasserman resigned and his employment with the Company terminated effective July 1, 2009.

2009 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(3) (l)
Name (a)	Grant Date (b)	Threshold ($)(1) (c)	Target ($)(1) (d)	Maximum ($)(1) (e)	Threshold (#)(2) (f)	Target (#)(2) (g)	Maximum (#) (h)
Ronald L. Blake	3/31/2009	$0	$275,000	$412,500	—	—	—	—
	3/31/2009	—	—	—	0	74,321	111,482	$668,403

Christopher J. Locke	3/31/2009	$0	$105,960	$158,940	—	—	—	—
	3/31/2009	—	—	—	0	25,276	37,914	$227,318

Roya Behnia	3/31/2009	$0	$107,000	$160,500	—	—	—	—
	3/31/2009	—	—	—	0	23,496	35,244	$211,307

Megan E. Flynn	3/31/2009	$0	$99,360	$149,040	—	—	—	—
	3/31/2009	—	—	—	0	21,818	32,727	$196,219

Robert S. Wasserman	3/31/2009	$0	$131,600	$197,400	—	—	—	—
	3/31/2009	—	—	—	0	33,343	50,014	$299,870

(1)	This is the amount of cash bonus that may be paid under the Company’s 2009 Management Incentive Plan. The target amount is payable if the Company achieves all the EBITDA Target and the individual NEO achieves his or her individual management business objectives, and the maximum amount is payable if the Company exceeds the EBITDA Target or the individual has extraordinary performance with respect to management business objectives.
(2)	Consists of restricted stock units (“RSUs”) granted under the Company’s 2006 Long-Term Incentive Plan (“2006 Plan”). RSUs convert into shares of our common stock when they vest. The amounts in this column reflect adjustments made to reflect the special cash dividend of $2.00 per share paid to stockholders in October 2009. Mr. Wasserman resigned from the Company and his RSUs were cancelled prior to October 2009, but we have adjusted his RSUs to reflect the special cash dividend in order to make his information comparable to the information of other NEOs.
(3)	The grant date fair value is based on the closing stock price on March 31, 2009, which was $10.50 (adjusted for the reverse stock split). The determination of the base number of RSUs was based on a per share price of $8.64, the average closing price for the 60 trading days ending on March 31, 2009.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Ronald L. Blake	97,293	—	—	$19.27	9/13/2015	—		—	—		—
	—	—	—	—	—	—		—	18,151	(1)	$229,429
	—	—	—	—	—	14,012	(2)	$177,112	—		—
	—	—	—	—	—	74,321	(3)	$939,417	—		—

Christopher J. Locke	—	—	—	—	—	—		—	9,959	(1)	$125,882
	—	—	—	—	—	7,689	(2)	$97,189	—		—
	—	—	—	—	—	25,276	(3)	$319,489	—		—

Roya Behnia	—	—	—	—	—	—		—	16,491	(1)	$208,446
	—	—	—	—	—	8,246	(2)	$104,229	—		—
	—	—	—	—	—	23,496	(3)	$296,989	—		—

Megan E. Flynn	3,892	—	—	$9.64	9/5/2010	—		—	—		—
	7,784	—	—	$12.93	1/14/2012	—		—	—		—
	9,730	—	—	$20.56	4/14/2013	—		—	—		—
	—	—	—	—	—	—		—	9,919	(1)	$125,376
	—	—	—	—	—	7,658	(2)	$96,797	—		—
	—	—	—	—	—	21,818	(3)	$275,780	—		—

(1)	Consists of RSUs that convert into shares of common stock when they vest. Vesting of these RSUs is contingent on the achievement of 2009 three-year cumulative EBITDA and net revenue targets. The Compensation Committee determined in March 2010 that this cumulative target was not met and these RSUs were cancelled upon the making of that determination.
(2)	Consists of RSUs that convert into shares of common stock when they vest. Half of these RSUs vested on February 19, 2010 and the remaining half vest on February 19, 2011 if the recipient is employed by the Company on the vesting date.
(3)	Consists of RSUs that convert into shares of common stock when they vest. This is the base number of RSUs that were outstanding on December 31, 2009. The final number of RSUs was determined in March 2010 as follows: Mr. Blake 82,340 RSUs; Mr. Locke 37,914 RSUs; Ms. Behnia 31,816 RSUs; and Ms. Flynn 31,558 RSUs. Half of these RSUs vested on March 31, 2010 due to the achievement of stock price targets as of that date. The other half of these RSUs vest in three equal installments on March 31, 2010, March 31, 2011 and March 31, 2012 if the recipient is employed by the Company on the vesting date.

2009 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Ronald L. Blake	6,001	$44,647
	5,555	$43,329

Christopher J. Locke	3,292	$24,492
	2,220	$17,316

Roya Behnia	3,531	$26,271

Megan E. Flynn	3,279	$24,395
	1,989	$15,514

Robert S. Wasserman	4,344	$32,319
	3,029	$23,626

Potential Payments upon Termination or Change-in-Control

Description of Severance Arrangements with our NEOs

We describe the severance arrangements with each of our NEOs below. The description of our severance arrangements includes the value of the severance arrangements assuming that termination took place on December 31, 2009.

With respect to our NEOs, severance payment obligations of the Company may be triggered based on the reason for the termination of the NEOs employment with the Company, such as death or disability, or without “Cause”, by the NEO for “Good Reason”, or following a “Change in Control,” as those terms are defined in the applicable documents.

Generally speaking, the terms “Cause”, “Good Reason” and “Change in Control” have the following meanings, although specific definitions may vary among the different severance agreements in place for our NEOs. Any significant variations are described in the description of the specific NEOs severance payments.

“Cause” generally means willful refusal to follow directives of the individual’s supervisor which are consistent with the scope and nature of his duties and responsibilities, conviction, plea of guilty or nolo contendere to a felony or of a crime involving moral turpitude, fraud or embezzlement, gross negligence or willful misconduct resulting in a material loss to the Company or material damage to the reputation of the Company.

“Good Reason” generally means a material diminution in duties and responsibilities.

“Change in Control” is generally defined as the acquisition by any person of more than 50 percent of the total voting power of the outstanding voting securities of the Company, a change in a majority of the Board of Directors, a merger, consolidation or other transaction occurs after which the shareholders of the Company prior to such transaction hold less than 50 percent of the total voting power of the surviving entity, or the complete liquidation of the Company or a sale of more than 50 percent of the assets of the Company.

With respect to termination upon death, disability or for Cause or voluntary termination without Good Reason, each NEO is entitled to accrued base salary through the date of termination and other employee benefits to which the NEO is entitled upon termination in accordance with the terms of the plans and programs of the Company, which includes payment of accrued paid time off, participation in the Company’s group health plans until the end of the calendar month in which termination became effective and the opportunity to participate in COBRA thereafter.

With respect to termination without Cause or voluntary termination for Good Reason, the severance payments for each NEO are described below. In addition, each NEO holds RSUs that vest if the NEO is terminated without Cause within 12 months following a Change in Control. The value of these RSUs is included in the column titled “Value of Equity Compensation Vesting upon Termination.”

Ronald L. Blake. Mr. Blake’s employment agreement with the Company provides that Mr. Blake will receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs regardless of the reason for termination.

In addition, if Mr. Blake is terminated without Cause or he terminates his employment for Good Reason, Mr. Blake is entitled to receive continuation of his base salary for 12 months. This amount is increased to 18 months if termination occurs within 12 months after a Change in Control. Mr. Blake is also entitled to continued coverage under the Company’s group health plan for 18 months at no cost to him. Good Reason for Mr. Blake includes a requirement that his principal office be located more than 50 miles outside of the greater Chicago metropolitan area or a material breach of the employment agreement by the Company.

Mr. Blake is subject to non-solicitation and non-competition requirements for a period of 12 months following his termination, or 18 months in the case of termination following a Change in Control if he is entitled to receive severance payments during that period. Mr. Blake must sign a release in order to receive his severance payments.

Mr. Blake would have been entitled to the following base salary amounts if his employment had been terminated on December 31, 2009:

	Salary Continuation	Value of Equity Compensation Vesting upon Termination	Accrued paid time off	COBRA payments	Total
Termination without Cause or for Good Reason:	$550,000	$0	$0	$33,582	$583,582
Termination without Cause or for Good Reason within 12 months following a Change in Control:	$825,000	$1,156,471	$0	$33,582	$2,015,053

In addition, Mr. Blake holds 97,293 stock options at an exercise price of $19.27 per share, which could be exercised within 90 days following termination. The value realized if exercised on December 31, 2009 would be $0 because the exercise price exceeds the per share price on that date.

Christopher J. Locke. Mr. Locke has entered into a letter agreement regarding severance payments in the event Mr. Locke’s employment is terminated for certain reasons. This letter agreement provides for severance payments of 12 month’s base salary and participation in the Company’s health care plan pursuant to COBRA with the Company paying the cost of such continued coverage for a period of 12 months in the event Mr. Locke’s employment is terminated by us for any reason other than Cause, death, disability or if there is a Change in Control and a diminution in Mr. Locke’s duties resulting from such Change in Control, or if Mr. Locke terminates his employment for Good Reason. Mr. Locke has also executed a Proprietary Interest Protection and Non-Solicitation Agreement that contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Mr. Locke must sign a release in order to receive his severance payments.

Mr. Locke would have been entitled to the following base salary amounts if his employment had been terminated on December 31, 2009:

	Salary Continuation	Value of Equity Compensation Vesting upon Termination	Accrued paid time off	COBRA payments	Total
Termination by the Company for any reason other than Cause, disability or death, or if there is a diminution in his duties resulting from a Change in Control of the Company:	$280,400	$0	$5,392	$20,215	$306,007
Termination by the Company without Cause within 12 months following a Change in Control:	$280,400	$471,257	$5,392	$20,215	$777,264

Roya Behnia. Ms. Behnia’s offer letter from the Company provides that she will receive 12 months of base salary and participation in the Company’s health care plan pursuant to COBRA with the Company paying the cost of such continued coverage for a period of 12 months in the event her employment is terminated by the Company following a Change in Control or without Cause, or if Ms. Behnia terminates her employment for Good Reason. Ms. Behnia has also executed a Proprietary Interest Protection and Non-Solicitation Agreement that contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Ms. Behnia must sign a release in order to receive her severance payments.

Ms. Behnia would have been entitled to the following base salary amounts if her employment had been terminated on December 31, 2009:

	Salary Continuation	Value of Equity Compensation Vesting upon Termination	Accrued paid time off	COBRA payments	Total
Termination by the Company following a Change in Control, or termination without Cause or for Good Reason:	$267,500	$0	$4,100	$4,866	$276,466
Termination without Cause within 12 months following a Change in Control:	$267,500	$530,261	$4,100	$4,866	$806,727

Megan E. Flynn. Ms. Flynn has entered into a Severance, Proprietary Interest Protection and Non-Solicitation Agreement with the Company that provides that she will be entitled to 12 months of her then-current base salary and participation in the Company’s health care plan pursuant to COBRA with the Company paying the cost of such continued coverage for a period of 12 months if her employment is terminated by the Company for any reason other than Cause, disability or death. Triggering events also include a diminution in her duties resulting from a Change in Control of the Company, she no longer reports directly to the Chief Executive Officer, she is no longer a member of the Company’s executive management team, she is no longer the top executive in the business development department or she no longer has any employees reporting directly to her. This agreement also contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Ms. Flynn must sign a release in order to receive her severance payments.

Ms. Flynn would have been entitled to the following base salary amounts if her employment had been terminated on December 31, 2009:

	Salary Continuation	Value of Equity Compensation Vesting upon Termination	Accrued paid time off	COBRA payments	Total
Termination without Cause or for reasons outline above:	$248,400	$0	$4,777	$4,389	$257,566
Termination without Cause within 12 months following a Change in Control:	$248,400	$434,020	$4,777	$4,389	$691,586

In addition, Ms. Flynn holds 21,406 stock options that could be exercised within 90 days following termination. 3,892 of these stock options have an exercise price of $9.64 per share, 7,784 of these stock options have an exercise price of $12.93 per share and the remaining 9,730 stock options have an exercise price of $20.56 per share. The value realized of these stock options if exercised on December 31, 2009 would be $11,676.

2009 Non-Employee Director Compensation

Under the 2006 Non-Employee Directors Award Program, as amended, non-employee directors are entitled to receive a fee of $30,000 per year. The Chair of the Board of Directors, the Chair of each Committee and the members of each Committee receive additional fees as follows:

Chair of the Board of Directors	$40,000
Chair of the Audit Committee	$12,500
Chair of the Compensation Committee	$7,500
Chair of the Corporate Governance and Nominating Committee	$7,500
Member of Audit Committee	$7,500
Member of Compensation Committee	$5,000
Member of Corporate Governance and Nominating Committee	$5,000

These fees are payable quarterly either in shares of Common Stock, in deferred shares of Common Stock, or in cash. There is no attendance fee for regular meetings of the Board of Directors and Committees. The attendance fee for special meetings of the Board of Directors attended in person is $1,500 and by phone is $500. The meeting attendance fee for special meetings of Committees attended in person is $1,000 and by phone is $500. Each non-employee director receives a single annual RSU award with a grant date value of $50,000 that vests on the date of the Annual Meeting of Stockholders, but not later than June 1 of the year in which it is granted. If the director’s service on the Board of Directors terminates for any reason the unvested portion of the RSU award is cancelled, and if the director is not re-elected at the Annual Meeting of Stockholders, a pro-rata portion of the RSU award vests. If a director’s service on the Board begins after the beginning of the year, the director receives an RSU award with a grant date value equal to a pro rata portion of $50,000, which vests on the date of the Annual Meeting of Stockholders or, if the director joins on or after the date of the Annual Meeting of Stockholders, vests immediately.

2009 Non-Employee Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Total ($) (h)
Raymond A. Gross(3)	$55,000	$50,000	$105,000

F. Philip Handy	$45,750	$50,000	$95,750

Donald J. Liebentritt(3)	$74,000	$50,000	$124,000

Marc C. Particelli(3)	$51,000	$50,000	$101,000

Michael J. Soenen	$50,750	$50,000	$100,750

Mark R. Sotir	$42,000	$50,000	$92,000

(1)	Represents fees for board and committee service plus board and committee meeting attendance fees.
(2)	This column shows the aggregate grant date fair value of restricted stock unit (“RSU”) awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”). These award fair values have been determined based on assumptions set forth in the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010 (Note 7 – Stock Awards). All of these RSUs vested on June 1, 2009.
(3)	Mr. Gross elected to receive his board and committee member service fees in deferred shares of Common Stock and his Chair of the Audit Committee fee in cash. Mr. Liebentritt elected to receive his board service fees in deferred shares of Common Stock and his Chair of the Board of Directors fee in cash. Mr. Particelli elected to receive half of his board and committee member fees in shares of Common Stock and half in cash. Mr. Gross received 2,932 deferred shares of Common Stock. Mr. Liebentritt received 2,513 deferred shares of Common Stock. Mr. Particelli received 1,780 shares of Common Stock.

The following table sets forth stock awards and option awards held by non-employee directors as of December 31, 2009.

Name	Option Awards
Raymond A. Gross	13,624

F. Philip Handy	16,542

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Plan Category:
Equity compensation plans approved by security holders (1)	211,723	$17.62	740,008

Equity compensation plans not approved by security holders	—	—	—

Total	211,723	$17.62	740,008

(1)	The total number of shares of our common stock that may be subject to outstanding awards granted under our 2006 Long-Term Incentive Plan and 2004 Long-Term Incentive Plan, determined immediately after the grant of any award, may not exceed 1,513,333 shares. The number of securities remaining available for future issuance under equity compensation plans also excludes 451,677 shares reserved for restricted stock units issued to management for incentive compensation and 57,371 shares earned by directors for serving on the Board of Directors and deferred for future issuance by the directors.

PERFORMANCE ANALYSIS

The graph below compares five-year returns of Common Stock with those of Standard & Poor’s 600 SmallCap 600 Index (the “S&P 600”), Standard & Poor’s 500 Composite Stock Index (the “S&P 500”) and the Russell 3000® Index (the “Russell 3000”). The figures assume all dividends have been reinvested and an initial investment of $100 on December 31, 2004.

The Corporation selected the Russell 3000 for purposes of this performance analysis because the Corporation does not use a published industry or line of business index and does not believe that it can reasonably identify a peer group for purposes of this comparison. Because the Corporation is included in the S&P 600, information is provided below in order to compare the Corporation’s performance with that of the S&P 600.

	12/31/2004	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009
Rewards Network Inc.	100	91.43	99.29	71.00	37.00	60.19
S&P 600	100	106.65	121.66	120.18	81.73	101.16
S&P 500	100	103.00	117.03	121.16	74.53	92.01
Russell 3,000	100	104.28	118.53	122.43	75.05	94.16

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of March 31, 2010, the ownership of shares of Common Stock by each person who is known to Rewards Network to own beneficially more than 5% of the outstanding shares of Common Stock, by each director, by each executive officer named in the summary compensation table and by all of Rewards Network’s directors and executive officers as a group. The address of each beneficial owner who is also a director or executive officer of Rewards Network is c/o Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606. Except as otherwise specified, each beneficial owner has sole voting power and sole investment power with respect to the securities beneficially owned by such beneficial owner.

Name and Address of Beneficial Owner	# of Shares of Common Stock		Options Exercisable prior to June 1, 2010	Restricted Stock Units vesting prior to June 1, 2010		Total Shares	% of Total Outstanding (1)
Samstock, L.L.C. EGI-Fund (00) Investors, L.L.C. EGI-Fund (05-07) Investors, L.L.C. EGI-Fund (08-10) Investors, L.L.C. SZ Investments, L.L.C. Chai Trust Company, LLC 2 North Riverside Plaza Chicago, Illinois 60606	2,323,344	(2)	—	—		2,323,344	26.4%

Elkhorn Partners Limited Partnership Alan S. Parsow 2222 Skyline Drive Elkhorn, Nebraska 68022	618,330	(3)	—	—		618,330	7.0%

Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	554,777	(4)				554,777	6.3%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	546,334	(5)				546,334	6.2%

Bernard A. Osher Bernard A. Osher TR UA 03/08/88 One Ferry Building Suite 255 San Francisco, California 94111	540,000	(6)	—	—		540,000	6.1%

Donald J. Liebentritt, Chairman of the Board of Directors	44,290	(7)	—	3,674	(8)	47,964	*

Ronald L. Blake, President and Chief Executive Officer and Director	149,699		97,293	—		246,992	2.8%

Christopher J. Locke, Senior Vice President and Chief Financial Officer	25,490		—	—		25,490	*

Roya Behnia, Senior Vice President, General Counsel, Secretary and Chief Privacy Officer	18,035		—	—		18,035	*

Megan E. Flynn, Senior Vice President, Business Development and Marketing	22,153		21,406	—		43,559	*

Robert S. Wasserman, Former Executive Vice President, Sales and Operations	11,974	(9)	—	—		11,974	*

Raymond A. Gross, Director	44,895	(7)	13,624	3,674	(8)	62,193	*

F. Philip Handy, Director	147,177	(7)(10)	14,207	3,674	(8)	165,058	1.9%

Marc C. Particelli, Director	9,231		—	3,674	(8)	12,905	*

Michael J. Soenen, Director	7,943	(7)	—	3,674	(8)	11,617	*

Mark R. Sotir, Director	9,225	(7)	—	3,674	(8)	12,899	*

All current directors and current executive officers as a group (10 persons)	478,138		146,530	22,044		646,712	7.1%

*	Ownership represents less than 1% of the outstanding shares of Common Stock.

(1)	Percentage ownership is based on 8,816,211 shares of Common Stock outstanding as of March 31, 2010, plus (a) the number of shares of Common Stock subject to options and warrants exercisable prior to June 1, 2010 or to be issued upon the vesting of restricted stock units prior to June 1, 2010 by the person or the aggregation of persons for which such percentage ownership is being determined, and (b) the number of deferred shares of Common Stock that would be issued to the person or the aggregation of persons for which such percentage ownership is being determined.
(2)	The number of shares beneficially owned is based on an amended Schedule 13D filed on November 17, 2009 by Samstock, L.L.C. (“Samstock”), EGI-Fund (00) Investors, L.L.C. (“Fund 00”), EGI-Fund (05-07) Investors, L.L.C. (“Fund 05-07”), EGI-Fund (08-10) Investors, L.L.C. (“Fund 08-10”), SZ Investments, L.L.C. (“SZI”) and Chai Trust Company, LLC (“Chai Trust”) reflecting ownership as of November 17, 2009. According to the amended Schedule 13D, Samstock has shared voting power and shared dispositive power with respect to 1,265,552 shares of Common Stock beneficially owned by it; Fund 00 has shared voting power and shared dispositive power with respect to 135,160 shares of Common Stock beneficially owned by it; Fund 05-07 has shared voting and shared disposition power with respect to 618,100 shares of Common Stock beneficially owned by it; Fund 08-10 has shared voting and shared disposition power with respect to 304,532 shares of Common Stock beneficially owned by it; SZI has shared voting and shared disposition power with respect to 2,323,344 shares of Common Stock beneficially owned by it; and Chai Trust has shared dispositive power with respect to 2,323,344 shares of Common Stock beneficially owned by it. None of the entities has sole voting power or sole dispositive power with respect to any shares of Common Stock beneficially owned by it. SZI is the managing member of each of Samstock, Fund 00 and Fund 05-07 and is the manager of Fund 08-10. SZI is indirectly owned by various trusts established for the benefit of Samuel Zell and his family (the “Trusts”). The trustee of each of the Trusts is Chai Trust. Donald J. Liebentritt is the President and a managing director of Chai Trust.
(3)	The number of shares beneficially owned is based on an amended Form 13D filed on April 21, 2009 by Elkhorn Partners Limited Partnership reflecting ownership as of April 17, 2009. According to the amended Schedule 13D, Elkhorn Partners Limited Partnership has sole voting and sole dispositive power with respect to 628,333 shares of Common Stock (adjusted to reflect the one-for-three reverse stock split) beneficially owned by it. The sole general partner of the Elkhorn Partners Limited Partnership is Parsow Management LLC. Alan S. Parsow is the sole manager of Parsow Management LLC. Elkhorn Partners Limited Partnership owns 621,666 shares of Common Stock (adjusted to reflect the one-for-three reverse stock split). Mr. Parsow also owns 6,666 shares of Common Stock (adjusted to reflect the one-for-three reverse stock split) in an individual retirement account.
(4)	The number of shares beneficially owned is based on an amended Form 13G filed on February 8, 2010 by Dimensional Fund Advisors LP reflecting ownership as of December 31, 2009. According to the amended Schedule 13G, Dimensional Fund Advisors LP has sole voting power with respect to 550,811 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 554,777 shares of Common Stock beneficially owned by it.
(5)	The number of shares beneficially owned is based on a Form 13G filed on January 29, 2010 by BlackRock Inc. reflecting ownership as of December 31, 2009. According to the Schedule 13G, BlackRock Inc. has sole voting and dispositive power with respect to 546,333 shares of Common Stock beneficially owned by it.
(6)	The number of shares beneficially owned is based on an amended Form 13G filed on February 4, 2010 by Bernard A. Osher TR UA 03/08/88 reflecting ownership as of December 31, 2009. According to the amended Schedule 13G, Bernard A. Osher TR UA 03/08/88 has sole voting and sole dispositive power with respect to 540,000 shares of Common Stock beneficially owned by it.
(7)	Includes shares of Common Stock that directors have elected to take as a deferred stock award under the 2004 Non-Employee Directors Award Program and 2006 Non-Employee Directors Award Program in lieu of their respective director’s fees as follows: Mr. Liebentritt, 10,665 shares; Mr. Gross, 25,601 shares; Mr. Handy, 22,598 shares; Mr. Soenen, 886 shares; and Mr. Sotir, 700 shares. Also includes shares of Common Stock issuable to directors pursuant to vested restricted stock unit awards under the 2004 Non-Employee Directors Award Program and 2006 Non-Employee Directors Award Program that directors have elected to defer as follows: Mr. Liebentritt, 16,959 shares; Mr. Gross, 19,294 shares; Mr. Handy, 19,294 shares; and Mr. Soenen, 5,723 shares.
(8)	Under the 2006 Non-Employee Directors Award Program, as amended, each non-employee director received a restricted stock unit award for 3,674 shares on March 15, 2010. These restricted stock unit awards will vest on the earlier of the 2010 Annual Meeting or June 1, 2009.
(9)	Includes 104,959 shares held by Boise Capital, LLC, of which Mr. Handy owns 100%. Includes 104,959 shares that have been pledged as security.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 5, 2003, Rewards Network entered into an office lease agreement with Equity Office Properties Management Corp., the agent for Two North Riverside Plaza Joint Venture Limited Partnership, a limited partnership comprised in part of certain trusts. The trustee of these trusts is Chai Trust Company, LLC, and Donald J. Liebentritt, the Chairman of the Board of Directors, is President of Chai Trust Company, LLC. Two North Riverside Plaza Joint Venture Limited Partnership is an affiliate of Samstock, L.L.C., Rewards Network’s largest stockholder. The lease, as amended, is for 28,721 square feet of office space at Two North Riverside Plaza, Chicago, Illinois. The term of the lease, as amended, is from September 1, 2003 through August 31, 2011. Rewards Network paid rent of $554,370 for the year ended December 31, 2009.

REVIEW OF RELATED PERSONS TRANSACTIONS

The Audit Committee reviews and must approve all transactions with related persons that involve an amount in excess of $120,000 (either a single transaction or series of related transactions). Related persons include (a) any director or executive officer; (b) any nominee for election as a director; (c) any security holder who is known to own of record or beneficially more than five percent of Rewards Network’s voting securities; and (d) any member of the immediate family of any of the foregoing persons. In reviewing a related party transaction that requires its approval, the Audit Committee considers all relevant facts and circumstances and will approve only transaction that are in the best interests of Rewards Network. The Audit Committee has adopted a written policy for related person leases. This policy requires documentation for all leases entered into with a related person, regardless of the amount, demonstrating that such lease was entered into on an arms-length basis. The Audit Committee must approve any related person lease with a term of more than two years, or if lease payments exceed $50,000 per year. Rewards Network’s chief executive officer or chief financial officer must approve all other related person leases and report to the Audit Committee any related person lease that Rewards Network enters into at the next Audit Committee meeting.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that are likely to be presented for action at the 2010 Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and described in this Proxy Statement. If any other matter properly comes before the 2010 Annual Meeting for action, the persons named on the accompanying proxy card will vote or refrain from voting in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

STOCKHOLDER PROPOSALS

Any proposals that stockholders wish to present at the 2011 Annual Meeting must be received by December 3, 2010 in order to be considered for inclusion in Rewards Network’s proxy materials. The nominating committee will consider stockholders’ nominees for the Board of Directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the Board of Directors or make a proposal is required to give appropriate written notice to the Secretary of Rewards Network, which must be received by Rewards Network between 45 and 75 days prior to March 22, 2011. If the date of the 2011 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 18, 2011, stockholders are required to submit a notice of nomination or proposal not later than the close of business on the later of the 90th day prior to the date of the 2011 Annual Meeting or the tenth day following the day on which the meeting date is announced.

All proposals should be mailed to Rewards Network’s principal executive offices at Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require Rewards Network’s executive officers and directors and persons who own more than 10% of Rewards Network’s stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ Stock Market. Executive officers, directors and persons owning more than 10% of Rewards Network’s stock are required by the Securities and Exchange Commission regulations to furnish Rewards Network with copies of all Section 16(a) forms they file. Based solely on Rewards Network’s review of the copies of such forms received by Rewards Network and written representations that no other reports were required for those persons, Rewards Network believes that, during the fiscal year ended December 31, 2009, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent stockholders were complied with on a timely basis, except a Form 4 for Mr. Blake reporting one transaction was inadvertently filed one day late on February 20, 2009, and four Forms 3 and seven Forms 4 were filed late by WC Capital Management LLC, a holder of at least 10% of our stock, on January 5, 2010 reporting 152 transactions during 2008 and 2009.

FORM 10-K ANNUAL REPORT

Rewards Network’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is being furnished with this Proxy Statement. On written request, Rewards Network will provide without charge to each record or beneficial holder of shares of Common Stock as of March 22, 2010, additional copies of Rewards Network’s Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Requests should be addressed to Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606, Attention: Secretary.

By Order of the Board of Directors,

Roya Behnia
Secretary

Chicago, Illinois

April 2, 2010

Exhibit A

REWARDS NETWORK INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Rewards Network Inc. (the “Corporation”).

The Purpose of the Committee is to:

1.	represent and assist the Board in fulfilling its oversight responsibilities with respect to:

a.	the integrity of the Corporation’s financial statements;

b.	the Corporation’s compliance with legal and regulatory requirements;

c.	the qualifications and independence of the Corporation’s external auditors (the “Independent Auditors”) including advance approval of all audit and non-audit services and fees;

d.	the system of internal controls that management has established;

e.	the performance of the Independent Auditors and the Corporation’s internal audit function; and

2.	prepare the report of the Committee required to be included in the Corporation’s annual proxy statement.

The Board recognizes that while the Committee has been given certain duties and responsibilities pursuant to this Charter, the Committee is not responsible for guaranteeing the accuracy of the Corporation’s financial statements or the quality of the Corporation’s accounting practices. The fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the Independent Auditors. To the extent that procedures included in this Charter go beyond what is required of an Audit Committee by existing law and regulation, such procedures are meant to serve as guidelines rather than inflexible rules.

Committee Membership

1.	The Committee shall consist of no fewer than three directors as determined by the Board.

2.	All of the members of the Committee shall meet the applicable independence and experience requirements of the law, including Sarbanes-Oxley, rules promulgated by the Securities and Exchange Commission (the “SEC”), and rules promulgated by the NASDAQ Stock Market (“NASDAQ”).

3.	The members of the Committee shall be appointed and may be removed by the Board.

4.	Each member of the Committee shall in the judgment of the Board have the ability to read and understand the Corporation’s basic financial statements.

5.	At least one of the members of the Committee shall be an “audit committee financial expert” pursuant to the requirements of the SEC and NASDAQ.

6.	No director who serves on the audit committee of more than three public corporations other than the Corporation shall be eligible to serve as a member of the Committee.

Committee Authority and Responsibilities

The Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable SEC and NASDAQ Audit Committee Requirements.

2.	Be responsible for the appointment, retention, evaluation, compensation, oversight and termination, when appropriate, of the Independent Auditors. Resolve any disagreements between management and the Independent Auditors regarding financial reporting. The Independent Auditors shall report directly to the Committee.

3.	Pre-approve all auditing and non-auditing services to be provided to the Corporation by the Independent Auditors and establish policies and procedures for the engagement of the Independent Auditors to provide permitted audit and non-audit services.

4.	Review with the Corporation’s management and Independent Auditors the Corporation’s accounting and financial reporting processes and controls. Obtain annually in writing from the Independent Auditors their letter as to the adequacy of such controls.

5.	Review with the Corporation’s management and Independent Auditors significant accounting and reporting principles, practices and procedures applied by the Corporation in preparing its financial statements. Discuss with the Independent Auditors their judgments about the quality, not just the acceptability, of the Corporation’s accounting principles used in financial reporting.

6.	Review and approve earnings press releases, as well as the Corporation’s policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies, paying particular attention to any use of non-GAAP information.

7.	Review the scope and general extent of the Independent Auditors’ annual audit. The Committee’s review should include an explanation from the Independent Auditors of the factors considered by the Independent Auditors in determining the audit scope, including the major risk factors. The Independent Auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

8.	Obtain from the Independent Auditors, at least annually, a report describing: (i) the Independent Auditors’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review of the Independent Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to any audit carried out by the Independent Auditors, and any steps taken to deal with any such issues, and (ii) all relationships between the Independent Auditors and the Corporation, including the matters contemplated by Independence Standards Board Standard No. 1. Discuss with the Independent Auditors any issues or relationships disclosed in such report that, in the judgment of the Committee may have an impact on the competence or independence of the Independent Auditors.

9.	Have a predetermined arrangement with the Independent Auditors that they will advise the Committee through its Chairperson and management of the Corporation of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with Audit Committees is to be made prior to the related press release or, if not practicable, prior to the filing of the applicable Form 10-Q.

10.	At the completion of the annual audit, review with management and the Independent Auditors (i) the annual financial statements and related footnotes and financial information to be included in the Corporation’s Annual Report on Form 10-K, (ii) a report on changes during the year in accounting principles and their application, (iii) significant changes to the audit plan, if any, and any disputes or difficulties with management encountered during the audit, and (iv) other communications as required to be communicated by the Independent Auditors by Statement of Auditing Standards 61 as amended by Statement of Auditing Standards 90 relating to the conduct of the audit, including a report from the Independent Auditors concerning their judgment about the quality of the Corporation’s accounting principles, as outlined in Statement of Auditing Standards 61 as amended by Statement of Auditing Standards 90, and that they concur with management’s representation concerning audit adjustments. If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Corporation’s Annual Report on Form 10-K.

11.	Inquire about the cooperation received by the Independent Auditors during their audit, including access to all requested records, data and information. Inquire of the Independent Auditors whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Corporation’s financial statements.

12.	Review, at least annually, the scope and results of the Corporation’s internal audit program, including then current and future internal audit programs, procedures for implementing accepted recommendations made by the Independent Auditors, and any significant matters contained in reports from the Corporation’s internal auditors.

13.	Periodically review the adequacy and effectiveness of the Corporation’s disclosure controls and procedures and the Corporation’s internal controls. Consider the effectiveness of the Company’s internal control over annual and interim financial reporting, including information technology security and control, and review significant findings regarding internal controls and recommendations for improving internal controls, including significant deficiencies and significant changes in internal controls. Review with the Independent Auditors their attestation and report about the Corporation’s assessment of internal controls.

14.	Prepare the report required under SEC rules to be included in the Corporation’s annual proxy statement. This Charter is to be published as an appendix to the proxy statement every three years.

15.	Discuss with the Independent Auditors the competence, performance and cooperation of the Corporation’s financial and accounting personnel. Discuss with management the competence, performance and cooperation of the Independent Auditors.

16.	Meet with management and the Independent Auditors to discuss any significant recommendations that the Independent Auditors may have, particularly those characterized as ‘material’ or ‘serious’. Typically, such recommendations will be presented by the Independent Auditors in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the Independent Auditors and receive follow-up reports on action taken concerning the aforementioned recommendations.

17.	Review the Corporation’s policies with respect to ethical conduct and conflicts of interest. Review with management and the Independent Auditors the methods used to establish and monitor the Corporation’s policies with respect to unethical or illegal activities by Corporation employees that may have an impact on the financial statements.

18.	Review with the Corporation’s General Counsel the Corporation’s compliance with legal and regulatory requirements.

19.	Discuss Corporation policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Corporation and major legislative and regulatory developments which could materially impact the Corporation’s contingent liabilities and risks.

20.	Set clear hiring policies for employees or former employees of the Independent Auditors.

21.	Establish procedures for the (i) receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters. Review periodically with management these procedures and any significant complaints received.

22.	Report regularly to the Board, both with respect to the activities of the Committee generally and with respect to any issues that arise regarding the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditors or the performance of management.

23.	Conduct an annual performance evaluation of the Committee.

24.	Perform such other duties and responsibilities, consistent with this Charter and governing law delegated to the Committee by the Board.

External Advisors

The Committee shall have the sole authority to obtain, at the Corporation’s expense, but at funding levels determined by the Committee, advice and assistance from outside legal, accounting and other advisors. The Committee shall also have authority to obtain advice and assistance from any officer or employee of the Corporation and shall have unrestricted access to the Corporation’s documents.

Meetings

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting shall be established by the Committee Chairperson. The Committee is to meet in separate executive sessions with management and the Independent Auditors at least once each year and at other times when considered appropriate.

Attendance

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chairperson may request that members of management and representatives of the Independent Auditors be present at Committee meetings.

Adopted by the Board of Directors

on May 25, 2005 and

amended on December 6, 2006 and

May 12, 2008

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REWARDS NETWORK INC.

Proxy for Annual Meeting of Stockholders May 18, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Ronald L. Blake and Roya Behnia or either of them as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of common stock of Rewards Network Inc. (the “Company”) held by the undersigned on March 22, 2010 at the Annual Meeting of Stockholders (the “2010 Annual Meeting”) to be held on May 18, 2010 at Two North Riverside Plaza, 24th Floor Conference Center, Chicago, Illinois beginning at 10:00 a.m. (local time) and any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE 2010 ANNUAL MEETING, PLEASE SIGN AND RETURN THIS PROXY CARD. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE SEVEN DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

(Continued and to be signed on other side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

REWARDS NETWORK INC.

May 18, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.rewardsnetwork.com/proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20730000000000000000 5			051810

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE SEVEN DIRECTOR NOMINEES

AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

					FOR	AGAINST	ABSTAIN
1. To elect directors to serve for the ensuing year:				2. Ratification of the Company’s independent registered public accounting firm for 2010.	☐	☐	☐
NOMINEES (term expiring in 2011):
☐	FOR ALL NOMINEES	O Donald J. Liebentritt O Ronald L. Blake O Raymond A. Gross O F. Philip Handy O Marc C. Particelli O Michael J. Soenen O Mark R. Sotir		3. To transact such other business as may properly come before the 2010 Annual Meeting and any adjournment or postponement thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE SEVEN DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2010 ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

☐	FOR ALL EXCEPT (See instructions below.)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee as to whom you wish to withhold authority, as shown here: ●				STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted by this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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